UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.__)

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Bankwell Financial Group, Inc.

(Name of Registrant as Specified In Its Charter)

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BANKWELL FINANCIAL GROUP, INC.
258 Elm Street
New Canaan, Connecticut 06840
(203) 652-0166
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 29, 2024
NOTICE IS HEREBY GIVEN that the Annual Meeting (the “Annual Meeting”) of Shareholders of Bankwell Financial Group, Inc. (the “Company”) will be held at Woodway Country Club*, 540 Hoyt Street, Darien, Connecticut 06820, on Wednesday, May 29, 2024, at 8:00 a.m. for the following purposes:
1.To elect ten (10) directors of the Company to serve until the 2025 Annual Meeting of Shareholders or until their successors are elected;
2.To consider and approve an advisory (non-binding) proposal on the Company's executive compensation;
3.To ratify the selection of RSM US LLP as the Company’s independent registered public accountants for the fiscal year ending December 31, 2024; and
4.To transact such other business as may properly come before the Annual Meeting, including adjourning the Annual Meeting to permit, if necessary, further solicitation of proxies or any adjournment thereof.
The Board of Directors is not aware of any such other business.
Only shareholders of record of outstanding shares of common stock of the Company at the close of business on April 4, 2024, are entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof.
A list of the Company’s shareholders will be open to the examination of any shareholder at 258 Elm Street, New Canaan, Connecticut, for any purpose germane to the Annual Meeting, during ordinary business hours, beginning two (2) business days after the notice date of the Annual Meeting through the date of the Annual Meeting.
We will be providing access to our proxy materials over the internet under the Securities and Exchange Commission’s “notice and access” rules. As a result, on or about April 16, 2024, we will mail to our shareholders a notice instead of a paper copy of the Proxy Statement and our 2023 Annual Report.
We hope you will vote as soon as possible. You may cast your vote over the internet or during the Annual Meeting. Alternatively, you may vote by mail or telephone by requesting hard copies of proxy materials by May 19, 2024. If your shares are held in the name of a broker, only the broker can vote your shares and only after receiving your instructions with regard to the election of Directors. If necessary, please contact the responsible person on your account and instruct him or her to execute a proxy sheet on your behalf.

By Order of the Board of Directors

Blake S. Drexler Chairman of the Board

April 16, 2024

______________________________________
*This is not a program sponsored by Woodway Country Club

    IMPORTANT: In order that there may be sufficient shareholder representation at the Annual Meeting, you are urged to vote by proxy even if you plan to attend the Annual Meeting. You may vote over the internet, via telephone, via mail or in person. Shares represented by proxies received prior to the time of the Annual Meeting will be voted as directed by the shareholders on their respective proxies. If you are present in person you may, if you wish, revoke the proxy and vote personally on all matters brought before the meeting.
•Internet: vote your shares at www.investorvote.com/BWFG.
•Telephone and Mail: You can vote by telephone or mail by following the instructions on your proxy card.
•At the Annual Meeting: The method or timing of your vote will not limit your right to vote in person at the Annual Meeting. However, if your shares are held in the name of a broker, bank or other nominee, you must obtain a legal proxy, executed in your favor, from the holder of record to be able to vote at the Annual Meeting. You should allow yourself enough time prior to the Annual Meeting to obtain this proxy from the holder of record.
    Your prompt action in voting your shares by proxy will be greatly appreciated. Upon request, in accordance with the instructions provided in the Notice of Internet Availability of Proxy Materials, a self-addressed postage paid envelope will be provided for your use.
    We would appreciate notice of your plan to attend the meeting in person so that we may be certain to accommodate those who come.
    Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on May 29, 2024. Our Proxy Statement and Annual Report to Shareholders on Form 10-K are also available online at https://investor.mybankwell.com.

BANKWELL FINANCIAL GROUP, INC.
258 Elm Street
New Canaan, CT 06840
(203) 652-0166
_________________
PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 29, 2024
_________________
Your proxy is being solicited by the Directors of Bankwell Financial Group, Inc. (the “Company”), the bank holding company for Bankwell Bank (the “Bank”), in connection with the 2024 Annual Meeting of Shareholders of the Company (the “Annual Meeting”) to be held at Woodway Country Club, 540 Hoyt Street, Darien, Connecticut 06820, on May 29, 2024, at 8:00 a.m. and at any adjournments thereof. The matters to be considered and acted upon at such meeting are referred to in the preceding notice and are more fully discussed below. We are making the Notice of Internet Availability of Proxy Materials (the “Internet Notice”), this Proxy Statement, the accompanying form of proxy card and our 2023 Annual Report available to shareholders on or about April 16, 2024.
We are furnishing these proxy materials, including our 2023 Annual Report, to our shareholders by providing access to such documents via the Internet Notice instead of mailing printed copies. The Internet Notice provides instructions as to how you may access and review all of the proxy materials on the internet. The Internet Notice also instructs you as to how you may submit your proxy over the internet or by telephone. If you would like to receive a paper copy of our proxy materials, you should follow the instructions for requesting such materials in the Internet Notice. Any request to receive proxy materials by mail will remain in effect until you revoke it.
Directors, officers and employees may solicit proxies personally or by telephone or facsimile. The Company may also request brokers, nominees, custodians and fiduciaries to forward soliciting material to the beneficial owners of stock held of record as of April 4, 2024 and will reimburse such persons for reasonable expenses incurred in forwarding such material. The cost of solicitation will be borne by the Company.
All properly executed, unrevoked proxies received pursuant to this solicitation prior to the close of voting will be voted as directed therein. Properly executed, unrevoked proxies, which do not specifically direct the voting of the shares covered thereby on any matter will be voted in the affirmative on such matter(s). Any proxy given pursuant to this solicitation may be revoked in writing by the shareholder at any time prior to the voting of the proxy by notifying Courtney E. Sacchetti, Bankwell Financial Group, Inc., 258 Elm Street, New Canaan, Connecticut 06840.
The persons named on the form of proxy card to act as proxies at the Annual Meeting are Todd H. Lampert and Carl M. Porto, both of whom are Directors of the Company and residents of Connecticut. If, for any reason, any Director nominee shall become unavailable before the date of the Annual Meeting, discretionary authority will be exercised by the above-named persons to vote the proxy cards for the election of such other person(s) as the Board of Directors shall determine. The holders of a majority of the outstanding shares of stock, present at the Annual Meeting in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting.

Who Can Vote
You will be entitled to vote your shares of Company common stock at the Annual Meeting if you were a shareholder of record at the close of business on April 4, 2024. As of that date, there were 7,908,180 shares of common stock outstanding and entitled to vote at the meeting. You are entitled to one vote on each proposal voted on at the meeting for each share of common stock that you held on April 4, 2024. There is no cumulative voting.
We recommend that shareholders vote by proxy even if they plan to attend the Annual Meeting. You may vote over the internet, via telephone, via mail or in person.
•Internet: vote your shares at www.investorvote.com/BWFG.
•Telephone and Mail: You can vote by telephone or mail by following the instructions on your proxy card.
•At the Annual Meeting: The method or timing of your vote will not limit your right to vote in person at the Annual Meeting. However, if your shares are held in the name of a broker, bank or other nominee, you must obtain a legal proxy, executed in your favor, from the holder of record to be able to vote at the Annual Meeting. You should allow yourself enough time prior to the Annual Meeting to obtain this proxy from the holder of record.
Internet voting is available 24 hours a day and will close at 3:00 a.m. (EDT) on Wednesday, May 29, 2024.
The shares voted by proxy over the internet, telephonically or by mail, properly marked, dated, signed and not revoked, will be voted at the Annual Meeting. Voting by proxy will not prevent you from voting your shares in person if you attend the Annual Meeting.
How to Vote Shares Held by a Broker, Bank or Other Nominee
If your shares are held through a broker, bank or other nominee, you may vote your shares by marking, signing and dating the voting instruction form provided to you by your broker, bank or other nominee. To be able to vote shares not registered in your own name in person at the Annual Meeting, you will need appropriate documentation from the record holder of your shares. If you hold your shares in "street name" through a broker or bank you may only vote in person or change your vote in person if you have a legal proxy in your name from Broadridge Financial Solutions or your broker or bank.
If you are the beneficial owner of shares held in “street name” by a broker and you do not give instructions to the broker on how to vote your shares at the Annual Meeting, then the broker will be entitled to vote the shares with respect to “discretionary” items, but will not be permitted to vote the shares with respect to “non-discretionary” items (in which case, the shares will be treated as a “broker non-vote”). The ratification of the selection of RSM US LLP as the Company’s independent registered public accountants (Proposal 3) is considered to be a discretionary item and your broker will be able to vote on that item even if it does not receive instructions from you. The other proposals to be considered at the Annual Meeting (Proposals 1 and 2) are “non-discretionary” items. If you do not instruct your broker how to vote with respect to these items, your broker may not vote your shares with respect to these items.
An abstention is a decision by a shareholder to take a neutral position on a proposal being submitted to shareholders at a meeting. A proxy marked as abstaining with respect to a proposal will be counted for quorum purposes, but will not be counted as a vote cast, and therefore will have no effect on the vote.
Broker non-votes are also counted in determining the number of shares represented for the purpose of determining whether a quorum is present at the Annual Meeting, provided that there are discretionary items to be acted upon at a shareholders’ meeting such as here with the ratification of the independent registered public accounting firm.

Votes Required
The number of votes required to approve the proposals that are scheduled to be presented at the meeting is as follows:

	Proposal	Required Vote
1.	Election of 10 directors	For each nominee, a plurality of the votes cast for such nominee.
2.	Advisory (non-binding) proposal on the Company's executive compensation	A majority of the votes cast on the proposal.
3.	Ratification of the selection of the Company’s independent registered public accountants	A majority of the votes cast on the proposal.
    Shareholders’ votes will be tabulated by the person appointed by the Board of Directors to act as inspector of election for the Annual Meeting.
PROPOSAL 1 -
ELECTION OF DIRECTORS

The Certificate of Incorporation of the Company provides that the number of directors shall not be less than six (6) or more than sixteen (16) and permits the exact number to be determined from time to time by our Board of Directors. Nine (9) of our current directors and one (1) new director have been nominated for election to serve until the next Annual Meeting and until their successors are elected and qualified. For so long as Lawrence B. Seidman and his affiliated funds continue to own at least five percent (5%) of the outstanding shares of Company common stock, Mr. Seidman will be entitled under his Agreement with the Company to be a nominee to the Board of Directors and the Bank’s Board of Directors, subject to satisfaction of all reasonable corporate governance requirements applicable to non-employee directors and legal and regulatory requirements regarding service and election as a director. In addition, Mr. Gruseke’s employment agreement provides that he will serve as a director of the Company and the Bank on an uncompensated basis during the term of the agreement.
Except for Mr. Gruseke’s employment agreement and the Agreement dated February 5, 2020 between Mr. Seidman and the Company, as amended by an Amendment dated as of July 30, 2022, pursuant to which the Company’s Board of Directors agreed to nominate Mr. Seidman to serve as a director of the Company and which are included as exhibits to the Company’s periodic reports under Section 13 of the Securities Exchange Act (the “Exchange Act”), there are no arrangements or understandings between any director, or nominee for directorship pursuant to which such director or nominee was selected as a director or nominee.

The following table sets forth the names and certain information about each nominee for director. Director Gail E.D. Brathwaite has decided to retire from the Board of Directors and is not standing for re-election.

Name	Age	Position with the Company(1)	Director Since
Eric J. Dale	59	Director and Vice Chairman	2008(2)
Darryl M. Demos	63	Director	2022
Blake S. Drexler	66	Director and Chairman	2007(3)
Jeffrey R. Dunne	69	Director	2023
Christopher R. Gruseke	63	Director, President and CEO	2015(4)
Anahaita N. Kotval	56	Director	2023
Todd H. Lampert	60	Director and Corporate Secretary	2007(3)
Kevin D. Leitão	60	—	—
Carl M. Porto	81	Director	2015
Lawrence B. Seidman	76	Director	2020

(1)All current directors hold the same position(s) at the Bank and Mr. Leitão, if elected as a director of the Company, will also be elected as a director of the Bank.
(2)Director of the Bank of Fairfield from 2008-2013. As indicated above, present director of Bankwell Bank.
(3)Director of the Bank of New Canaan from 2001-2013. As indicated above, present director of Bankwell Bank.
(4)Director of the Bank of New Canaan from 2009-2011. Director of BNC Financial Group, Inc. from 2009-2012.
Recommendation
    The Board of Directors recommends that the shareholders vote “FOR” the nominees set forth above.
INFORMATION ABOUT THE BOARD OF DIRECTORS
The principal occupation and business experience for at least the last five years for our director nominees is included below. Unless otherwise indicated, principal occupations shown for each director have extended for five or more years.
Eric J. Dale, Esq., Director, Vice Chairman of the Board. Mr. Dale joined RealTruck, Inc. as its General Counsel and Head of Real Estate Transactions effective April 2023. Prior to that, Mr. Dale served as a partner in Balance Point Capital, a middle market private equity and debt firm, from January 2019 through May 2022. Prior to Balance Point, Mr. Dale was an executive at Nielsen PLC (NYSE: NLSN) and served as that company's Chief Legal Officer from August 2015 through January 2019. Prior to joining Nielsen, Mr. Dale had been a Partner with the law firm of Robinson & Cole, LLP in Stamford, Connecticut since 2002. He was a director of a public company, Zerotree Technologies, Inc., from 2000 until its merger with e-Media, LLC in 2002. Mr. Dale joined our Board of Directors in 2008 and served on the board of The Bank of Fairfield from its organization until its merger with The Bank of New Canaan. Mr. Dale’s experience as an investor, as a lawyer in private practice and as a corporate general counsel provides our Board of Directors with valuable insight regarding business and legal matters.
Darryl M. Demos, Director. Mr. Demos brings more than 30 years of experience in technology, data and consulting expertise across all major banking areas. Mr. Demos advises a range of technology, FinTech and other financial services organizations on technology, cost, human capital, leadership and strategic issues. From 2021 to 2022, Mr. Demos was an Executive Vice President for Curinos, a global provider of data technology to the financial services industry. Mr. Demos oversaw engineering, product management and client success areas, in addition to serving on the Executive Leadership Committee. Prior to Curinos, Mr. Demos spent 11 years as the General Manager (and a Board member) at Novantas, an industry leader in technology solutions and analytic advisory services for financial institutions. Prior to Novantas, he was the General Manager of Verint, a global technology and data company focused on customer engagement. He was a founder and CEO of Demos Solutions which was purchased by Verint in 2006. He began his career at KPMG, working in the audit and consulting divisions. Mr. Demos earned a B.A. from Williams College and an M.S. from the Stern School of Business at New York University and was a CPA

for 10 years. Mr. Demos’ experience with data, cloud, cost management and technology issues and his substantial financial industry and banking knowledge and network provides our Board of Directors with valuable expertise on a wide range of mission critical topics.
Blake S. Drexler, Director, Chairman of the Board. Mr. Drexler has been a portfolio manager with Mariner Capital since 2011. From 2004 to 2011, he was a private equity investor and partner in both 5-Mile Ventures and Great Point Partners, both located in Rowayton, Connecticut. He was previously Managing Director of Derivative Products at Greenwich Capital Markets for 22 years and a member of the Chicago Board of Trade, The Chicago Mercantile Exchange and the Chicago Board Options Exchange. Mr. Drexler joined our Board of Directors in 2001 and served on the board of The Bank of New Canaan from its organization. He served as Executive Chairman of the Company from August 2014 to February 2015. Mr. Drexler’s financial acumen and experience and his community involvement and leadership skills provide our Board of Directors with significant knowledge and expertise regarding the business and market area of the Bank.
Jeffrey R. Dunne, Director. Mr. Dunne is a Vice Chairman at CBRE, Inc. and oversees the New York Capital Markets team that sells income producing multi-family, office, retail and industrial assets. The team’s business is largely transacted in the New York Region, although the group also sells portfolios throughout the United States. Mr. Dunne is active in various charity and community organizations and sits on the Board of Trustees of the Wakeman Boys & Girls Club, the Real Estate Advisory Board at Pennsylvania State University’s Smeal School of Business and Bishop Caggiano’s Real Estate Board. In 2012, Mr. Dunne was honored by the March of Dimes, receiving its annual Real Estate Award and in 2013, he received the Edward S. Gordon Award. He is a graduate of Pennsylvania State University and holds an MBA from New York University. Mr. Dunne's knowledge of local and national real estate markets, financial acumen and his community involvement and leadership skills provide our Board of Directors with knowledge and experience regarding the business and market area of the Bank.
Christopher R. Gruseke, Director, President and Chief Executive Officer of the Company and the Bank. Mr. Gruseke was appointed to these positions and nominated as a director in February 2015. He joined the Company as Chief Strategic Officer in January 2015. He was a founding investor and director of Bankwell Financial Group’s predecessors, BNC Financial Group, Inc., and The Bank of New Canaan. He brings more than 25 years of capital markets, operations, sales and finance experience to his role at the Company. Most recently, he was a member of the Executive Committee at CRT Capital, a Stamford, Connecticut-based broker/dealer. He also served as Co-Chief Operating Officer and a member of the Board of Greenwich Capital Markets. Mr. Gruseke earned a B.A. from Williams College and an M.S. from the Stern School of Business at New York University. His familiarity with Bankwell’s market area and finance background are valuable to our Board of Directors.
Anahaita N. Kotval, Esq., Director. Ms. Kotval has been the Chief Executive Officer of Lifting Up Westchester, Inc., a nonprofit that provides community based services to Westchester County residents experiencing homelessness and hunger, since 2017. She began her career as a prosecutor for the Enforcement Division of the SEC and then spent 13 years at the Royal Bank of Scotland, ultimately serving as Managing Director and General Counsel of its investment bank in the Americas, RBS Greenwich Capital. She transitioned to the non-profit sector in 2011 as the Chief Operating Officer and General Counsel at Inspirica, Inc., a Stamford, Connecticut based nonprofit focused on serving the homeless. She was a director of OneMain Holdings, Inc., a public consumer finance company, from 2012 to 2018, serving as Chair of its Compliance Committee, and on its Audit and Governance Committees. She is currently on the Board of the Pro Bono Partnership and Non-profit Westchester and the Advisory Board of the Tompkins Charitable Gift Fund, Inc. and has served on the boards of My Sister’s Place, the Westchester Community Foundation, the Fairfield County Community Foundation, the Women’s Bond Club of New York and the Legal and Compliance Division of the Securities Industry Financial Markets Association. Ms. Kotval received a B.S. magna cum laude in Applied Math and Economics from Brown University and a J.D. cum laude from Harvard Law School. Her legal background, extensive risk management, compliance and governance experience in the financial services industry, and community involvement make her a valuable addition to our Board of Directors.
Todd H. Lampert, Esq., Director and Corporate Secretary. Mr. Lampert is the founder of and has been the managing member of the law firm of Lampert, Toohey & Rucci, LLC located in New Canaan, Connecticut, since its inception in 1993, where he is the head of the litigation department, representing banks and title companies in construction and real estate matters for over 30 years. From 1985 to 1987, Mr. Lampert was a stock broker with Series 7 and Series 63 licenses. He joined our Board of Directors in 2007 and served on the board of The Bank of New Canaan from its organization. Mr. Lampert also served on the board of directors of Waveny Health Care from 2012 to 2018 and was the Chairman from 2016 to 2018. In 2022, Mr. Lampert founded Recovery Education & Applied Learning, LLC, an online educational platform designed to help parents with adolescents and young adults struggling with addiction and substance use disorders. Mr. Lampert’s legal and community knowledge provide our Board of Directors with an understanding of legal and community issues.
Kevin D. Leitão, Esq., Nominee. Mr. Leitão is the founder of Leitão Law LLC, in New Canaan, Connecticut. He has more than 30 years of experience as an in-house counsel, a compliance and risk management executive and in private practice. Mr. Leitão’s primary focus since 2000 has been on the integration of technology into the products and services offered by banks and other financial services companies, including regulatory compliance and information risk management advice on digital initiatives. His most recent in-house role was General Counsel of Hulett Bancorp and Summit National Bank which received approval from the OCC for new business activities involving FinTech platforms during his tenure. From 2018 to 2020, Mr. Leitão served as General Counsel at WebBank, where he was the executive owner of compliance and played a key role in managing lending platform relationships, product counseling, and supporting business development. Prior to founding Leitão Law in 2017, he was Of Counsel at Ballard Spahr, focused on digital financial services and information risk management. From 2013 to 2015, Mr. Leitão served as Associate General Counsel and Compliance Officer for the mobile wallet company, SoftCard (a joint venture of AT&T, Verizon Wireless and T-Mobile). His senior compliance roles also include serving as a Managing Director and Senior Compliance Officer at TIAA from 2008 – 2013 and Chief Compliance Officer for the Merrill Lynch Global Bank Group. Mr. Leitão began his career as a corporate and regulatory lawyer at LeBoeuf, Lamb in New York City. Mr. Leitão holds an A.B. from Brown University, a M.Phil. in Criminology from Cambridge University (as a recipient of a Marshall Scholarship from the UK government) and a J.D. from Yale Law School. Mr. Leitão’s broad and deep experience with financial technology, digital financial products, regulatory compliance and information risk management for banks and other financial services companies provides our Board of Directors with valuable expertise to support innovation initiatives and compliance and risk management matters.
Carl M. Porto, Esq., Director. Mr. Porto is an attorney and former Managing Principal in the law firm of Parrett, Porto, Parese & Colwell, Professional Corporation, from 1969 to 2018, with offices in Hamden, Bridgeport and Guilford. Mr. Porto was formerly on the boards of The Bank of New Haven, Start Bank (n/k/a New Haven Bank), Citizens Bank of Connecticut and Citizens Bank of Rhode Island. He is a member of the Connecticut Bar Association and the New Haven County Bar Association. He received a B.A. from Boston University and a J.D. from the University of Connecticut School of Law. Mr. Porto's legal and business expertise are valuable to our Board of Directors.
Lawrence B. Seidman, Director. Mr. Seidman has served as Manager of Seidman and Associates, LLC and related investment groups located in Parsippany, New Jersey, the principal business of which includes investments in financial institutions since 1995. Mr. Seidman formerly served on the board of Stonegate Bank from January 2009 to September 2018, ASB Bancorp Inc. and its wholly owned subsidiary, Asheville Savings Bank, from February 2016 to September 2018, Center Bancorp, Inc. from May 2007 to July 2014, Naugatuck Valley Financial Corporation from November 2014 to January 2016, MSB Financial Corp. and its banking subsidiary Millington Bank from July 2016 to July 2020. Mr. Seidman is a consultant to Malvern Bancorp, Inc. and its banking subsidiary, Malvern Bank and ARCTRUST Capital Advisors, L.P., a private Real Estate Investment Trust. Mr. Seidman’s many years of banking experience, both as a director and as an investor, are valuable to our Board of Directors.

INFORMATION ABOUT MANAGEMENT
A brief description of the background of each of our executive officers who is not also a director nominee is set forth below. No executive officer has any family relationship, as defined in Item 401 of Regulation S-K, with any other executive officer or director.
Steven H. Brunner, Executive Vice President and Chief Risk and Operations Officer of the Company and the Bank. Mr. Brunner, age 42, joined the Company in August 2022 as Senior Vice President and Chief Risk and Operation Officer. He became Chief Operations Risk and Officer in June 2023 and was promoted to Executive Vice President in January 2024. From 2021 to July 2022, he served as Global Head of Financial Crimes at Wex, Inc. a global financial technology payments company. From 2012 to 2021, Mr. Brunner held multiple compliance and risk management positions at Sterling National Bank, serving as BSA/AML/OFAC Compliance & Security Officer from 2017 until the bank’s merger with Webster Financial Bank. During his 9 years at Sterling National Bank, the bank grew its assets from $3 billion to over $30 billion. Prior thereto, Mr. Brunner held similar risk management roles at Ally Financial, Inc. (2011-2012) and AXA Equitable (2004-2011). Mr. Brunner earned his B.S. in Economic Crime Investigation, with a concentration in Computer Security from Utica University.
Christine Chivily, Executive Vice President and Chief Credit Officer of the Company and the Bank. Ms. Chivily, age 65, joined the Company in April 2013. She has over 40 years of experience in banking and real estate finance. She previously served in a risk management role for the CRE and C&I loan portfolios at People's United Bank. Her prior experience also includes five years as Director of Freddie Mac’s New England region for multifamily properties and 11 years as Senior Credit Officer at RBS Greenwich Capital. She also has over 10 years of combined experience in lending, loan administration and workouts at other various banking institutions. Ms. Chivily serves on the Board of Inspirica, Inc. Ms. Chivily received her B.A. from Mt. Holyoke College.
Ryan J. Hildebrand, Executive Vice President and Chief Innovation Officer of the Company and the Bank. Mr. Hildebrand, age 41, joined the Company in June 2023. Prior to joining the Company, from 2021 to 2023, he served as the Strategic Innovation Officer at Lincoln Savings Bank and as the President of Lincoln Savings Bank’s financial technology subsidiary, LSBX, which experienced significant deposit and revenue growth under his leadership. Prior to this role, Mr. Hildebrand held the position of Head of Fintech Banking at Cross River Bank, which established numerous new partnerships during his tenure from 2019 to 2021. In 2013, he co-founded Seed, the pioneering business neobank, which he later sold to Cross River Bank in 2019. Before that, Mr. Hildebrand was Head of Finance and Strategy at Simple Bank from 2011 to 2013, where he played an integral role in its sale to Banco Bilbao Vizcaya Argentaria (BBVA). Mr. Hildebrand received his B.A. in Accounting from Oregon State University.
Matthew McNeill, Executive Vice President and Chief Banking Officer of the Company and the Bank. Mr. McNeill, age 48, joined the Company in March 2020. He has more than 20 years of experience in Commercial Banking. He most recently served as Head of Commercial Lending at Metropolitan Commercial Bank. During his 7 years at Metropolitan Commercial Bank the bank grew its lending assets from $400 million to over $3 billion. Mr. McNeill has additionally held lending roles at HSBC Bank US and Banco Santander. Mr. McNeill has also served as Managing Partner at American Real Estate Lending, a Commercial Real Estate finance company.
Courtney E. Sacchetti, Executive Vice President and Chief Financial Officer of the Company and the Bank. Ms. Sacchetti, age 48, joined the Company in January 2017 and served as Director of Financial Planning & Analysis for the Company through December 2022. She was appointed CFO and EVP of the Bank and Company effective January 1, 2023. Ms. Sacchetti has more than 20 years of experience in finance. Prior to her joining Bankwell, she spent 18 years at GE Capital, joining the company’s Financial Management Program (FMP). Ms. Sacchetti serves on the Board of Trustees for Cheshire Academy (Cheshire, CT). She received her B.A. and MBA from Union College.

BENEFICIAL OWNERSHIP OF COMMON STOCK BY MANAGEMENT
AND CERTAIN BENEFICIAL OWNERS
The following table sets forth information regarding the beneficial ownership of our common stock as of April 4, 2024 by more than 5% shareholders, each director, director nominee and each named executive officer listed in the Summary Compensation Table, as well as the number of shares owned by all directors, director nominee, and executive officers as a group.
We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the tables below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws. Unless otherwise noted, the address for each shareholder listed on the table below is: c/o Bankwell Financial Group, Inc., 258 Elm Street, New Canaan, Connecticut 06840.
The table below calculates the percentage of beneficial ownership of our common stock based on 7,908,180 shares of common stock outstanding as of April 4, 2024. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options or other convertible or exercisable securities held by that person that are currently exercisable or convertible or exercisable or convertible within sixty days of April 4, 2024. However, we did not deem these shares outstanding for the purpose of computing the percentage ownership of any other person. Beneficial ownership representing less than 1% is denoted with an asterisk (*).
Our directors, director nominee, and executive officers beneficially own 1,518,623 shares of our common stock as of April 4, 2024.

Name and Title	Amount and Nature of Beneficial Ownership (1)	Percent of Class

5% Shareholders:
Blackrock, Inc.(2) 50 Hudson Yards New York, NY 10001	411,623	5.21%

Directors, Director Nominee and Named Executive Officers:
Gail E.D. Brathwaite	29,460	*
Eric J. Dale	72,077	*
Darryl M. Demos	9,500	*
Blake S. Drexler(3)	256,157	3.24%
Jeffrey R. Dunne	6,261	*
Anahaita N. Kotval(4)	6,600	*
Todd H. Lampert(5)	39,007	*
Kevin D. Leitão	—	*
Carl M. Porto(6)	44,013	*
Lawrence B. Seidman(7)	727,913	9.20%
Christine Chivily	34,361	*
Christopher R. Gruseke(8)	202,454	2.56%
Matthew McNeill	57,733	*
Laura J. Waitz(9)	7,275	*
All directors, director nominee, and executive officers as a group (16 persons)(10)	1,518,623	19.20%

(1)Beneficially owned shares include shares over which the named person exercises either sole or shared voting power or sole or shared investment power. It also includes shares owned (i) by a spouse, minor children or by relatives sharing the same home,

(ii) by entities owned or controlled by the named person and (iii) by other persons if the named person has the right to acquire such shares within 60 days of the exercise of any right or option. All shares identified above are owned of record individually or jointly or beneficially by the named person.

(2)The amount shown is based solely on a Schedule 13G filed with the SEC on January 31, 2024.
(3)Includes 58,224 shares that are held in trusts over which he serves as trustee.
(4)Includes 2,500 shares that are held jointly with spouse.
(5)Includes 9,699 shares that are held jointly with spouse.
(6)Includes 4,303 shares that are held in a pension plan.
(7)Includes 173,910 shares held by Seidman and Associates, L.L.C., 125,516 shares held by Seidman Investment Partnership, L.P., 165,967 shares held by Seidman Investment Partnership II, L.P., 102,111 shares held by LSBK06-08, L.L.C., 124,141 shares held by Broad Park Investors, L.L.C., and 19,023 shares held by Chewy Gooey Cookies, L.P. The address for the investment entities is 900 Lanidex Plaza, Suite 230, Parsippany, NJ 07054.
(8)Includes 62,287 shares that are held jointly with spouse.
(9)Ms. Waitz employment with the Company ended on June 3, 2023. Share information is based upon ownership of record as reflected on the Form 4 filed by Ms. Waitz on February 7, 2023, adjusted for vestings and forfeitures of unvested restricted stock in connection with her termination of employment.
(10)Includes a total of three executive vice presidents who are not named executive officers holding a total of 33,087 shares.

Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires our directors, executive officers and persons who own more than 10% of our common stock to file reports of their ownership of the Company’s common stock to the SEC. Based solely on a review of the filings made with the SEC and written representations from our directors, executive officers and persons who own more than 10% of our common stock, we believe that all Section 16(a) filing requirements that apply to our directors, executive officers and persons who own more than 10% of our common stock were complied with for the fiscal year ended December 31, 2023 and for earlier fiscal years, except for a Form 4 filing for Courtney E. Sacchetti, the Company’s Chief Financial Officer, that was due January 5, 2023 and filed January 17, 2023.
CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS
Director Qualifications
We believe the current composition of our Board of Directors reflects and supports our strategic direction and that our directors bring skills, experience, background and commitment that are relevant to and support our key strategic and operational goals. We seek to continue to strengthen our Board of Directors when we add new members. Community leadership is an important consideration in reviewing and selecting board candidates. Consideration is given to candidates who can provide diversity to our Board of Directors, including diversity of experience, perspective and education, as well as women and members of underrepresented minority groups.
When our Board of Directors determines there is a need to fill a director position, we identify qualified individuals for consideration. We seek individuals who possess skill sets that a prospective director will be required to draw upon in order to contribute to our Board of Directors, including professional experience, education, and local knowledge. While education and skills are important factors, we also consider how candidates will contribute to the overall balance of our Board of Directors, so that we will benefit from directors with different perspectives, varying view points and wide-ranging backgrounds and experiences.

With respect to re-nominations of sitting directors, the Governance and Nominating Committee and our Board of Directors considers individual performance as a director and any material changes in the director’s professional or job status, or community involvement. The Governance and Nominating Committee is also guided in this effort by an annual assessment of our directors.
Director Independence
Under the rules of the Nasdaq Stock Market, independent directors must comprise a majority of our Board of Directors. The rules of the Nasdaq Stock Market, as well as those of the SEC, also impose several other requirements with respect to the independence of our directors. Our Board of Directors has determined that all of our directors, except Mr. Gruseke, are independent for purposes of the Nasdaq Stock Market rules with respect to board of director composition. Shareholders wishing to communicate directly with the independent members of the Board of Directors may send correspondence to Bankwell Financial Group, Inc., Attn.: Mr. Blake S. Drexler, 258 Elm Street, New Canaan, Connecticut 06840.
Board Leadership
Our Board of Directors has appointed Mr. Drexler, a non-management director, as Chairman of the Board. Since 2015, the position of the Chairman of our Board of Directors has been held by a non-management director. The Board of Directors believes that separating the roles of Chairman and Chief Executive Officer is preferable and in the best interests of shareholders because it gives our independent directors a significant role in board direction and agenda setting and enhances the Board of Directors’ ability to fulfill its oversight responsibilities, including of senior management. Separating the positions also provides an independent viewpoint and focus during board meetings, and ensures that Mr. Gruseke, as Chief Executive Officer, will be able to solely focus on running our operations. We believe this structure provides strong leadership for the Board of Directors, while also positioning the Chief Executive Officer as the leader of the Company in the eyes of our clients, employees and shareholders.
Diversity
The chart below reflects the diversity of our Board of Directors based on the self-identified characteristics of our director nominees as required by Nasdaq’s listing rules adopted and approved in August 2021. These listing rules require all companies listed on Nasdaq’s U.S. exchange to publicly disclose consistent, transparent diversity statistics regarding their board of directors through a uniform disclosure matrix. To see our Board Diversity Matrix as of April 6, 2023, please see the proxy statement for our 2023 Annual Meeting of Shareholders, filed with the SEC on April 19, 2023.

Board Diversity Matrix (As of April 4, 2024)
Board Size:
Total Number of Directors	10
Gender:	Female	Male
Number of Directors Based on Gender Identity	2	8
Number of Directors Who Identify in Any of the Categories Below:
African American or Black	1	—
Asian*	1	—
White	—	8
* Indian American
The Nasdaq listing rules also require companies listed on the Nasdaq Global Market, such as the Company, to have at least one diverse director by December 31, 2023 and at least two diverse directors (one who self-identifies as female and one who self-identifies as either an underrepresented minority or LBGTQ+) by December 31, 2025, or, in either case explain why they do not meet the objective at the time of the filing. As a Smaller Reporting Company, we may satisfy the 2025 Nasdaq diversity objective by having two female directors.

Our Board of Directors currently satisfies both the 2023 and 2025 Nasdaq board diversity objectives. However, as a result of Ms. Brathwaite’s decision not to stand for re-election, we will not satisfy the 2025 Nasdaq board diversity objective unless a new director who qualifies as diverse under the Nasdaq rules is elected prior to January 1, 2026. The Governance and Nominating Committee is actively considering candidates for the Board of Directors, and anticipates that the Company will satisfy the 2025 Nasdaq board diversity objective no later than the applicable compliance date.
Our Board of Directors is focused on maximizing the effectiveness of the Board of Directors and keenly aware of the benefits of Board diversity in its decision-making abilities. Our Board of Directors has not adopted a formal diversity policy as one was not deemed to be necessary to articulate or advance the Board’s diversity goals.
We view and define diversity in its broadest sense, which includes gender, ethnicity, education, experience and leadership qualities. The Governance and Nominating Committee believes that having a diverse Board of Directors offers a depth of perspective and enhances overall operations. The Governance and Nominating Committee values diversity of experience, perspective, education and race, and considers the representation of women and members of minority communities as part of its overall annual evaluation of director nominees for election or re-election. In addition, in searches for new directors, the Governance and Nominating Committee will consider the level of representation of women and members of minority communities on our Board of Directors and this will be one of several factors used in its search process. This will be achieved through continuously monitoring the level of representation of women and members of minority communities on the Board Directors and, where appropriate, recruiting qualified candidates who are women or members of minority communities as part of the Company’s overall recruitment and selection process to fill director positions, as the need arises, through vacancies or otherwise.

Code of Conduct; Code of Ethics
Our Board of Directors is committed to developing and maintaining effective, transparent, and accountable corporate governance practices. We have adopted Corporate Governance Guidelines as a set of guiding principles under which we govern our affairs and the affairs of the Bank. Our Corporate Governance Guidelines address, among other things, the composition and functions of our Board of Directors, director independence, compensation of directors, management succession and review, board committees and selection of new directors. Our Corporate Governance Guidelines also provide that a director may not serve on the board of more than four public companies. In addition, our Board of Directors has adopted Codes of Conduct that apply to all of our directors, officers and employees, including a Code of Conduct for Senior Financial Officers, which is applicable to our Chief Executive Officer, Chief Financial Officer, Director of Accounting & Financial Planning, and Controller. Our Corporate Governance Guidelines, as well as our Codes of Conduct, are available on our website at www.mybankwell.com. Any amendments to our Code of Conduct for Senior Financial Officers, or any waivers of its requirements, will be disclosed on our website, as well as any other means required by the Nasdaq Stock Market rules.
Compensation Committee Interlocks and Insider Participation
None of the members of our Compensation Committee are or have been an officer or employee of the Company or the Bank. In addition, none of our executive officers serves or has served as a member of the board of directors compensation committee or other board committee performing equivalent functions of any entity that has one or more executive officers serving as one of our directors or on our Compensation Committee.

Director Share Ownership Requirements
The Board of Directors has adopted a policy requiring directors to require each director to hold shares of the Company’s common stock with a value equal to at least three times the average annual Board fees received by the director in the three calendar years preceding calculation (or fewer if the Director has not yet served three years), but no less than $150,000. That number shall be divided by the closing price of the Company’s stock on December 31 of the year preceding calculation to determine the share ownership requirement for that year. The ownership requirement must initially be met by no later than the second annual anniversary after the director’s first election or appointment to the Board of Directors. Directors are expected to retain all vested restricted stock (net of shares withheld for or used to pay taxes) until they achieve the specified ownership level and thereafter maintain such ownership level. Currently, all directors who have served for at least two years meet the stock ownership requirement.

Anti-Hedging/Anti-Pledging Policy
The Board of Directors has adopted an Anti-Hedging and Anti-Pledging Policy. The policy prohibits directors, officers and employees of the Company from (i) trading in publicly-traded options, puts, calls, or other derivative instruments related to the Company’s equity or debt securities or (ii) purchasing financial instruments, including prepaid variable forward contracts, instruments for the short sale or purchase or sale of call or put options, equity swaps, collars, or units of exchangeable funds, that are designed to or that may reasonably be expected to have the effect of hedging or offsetting a decrease in the market value of any securities of the Company. In addition, no director or officer of the Company may hold securities of the Company in a margin account or pledge securities of the Company for a loan.
Risk Oversight
Risk is an inherent part of the business of banking, including credit risk relating to the loans, interest rate and liquidity risks related to the entire balance sheet, and operational, compliance and reputational risks. Our Board of Directors oversees these risks through the adoption of policies and by delegating oversight to certain committees, including the Audit Committee, the Directors Loan Committee, and the Asset Liability Committee. These committees exercise oversight by establishing a corporate environment that promotes timely and effective disclosure, fiscal accountability and compliance with all applicable laws and regulations. The expanded use of innovative technologies for product and service delivery, including digitalization efforts, exposes the Bank to greater operational and compliance risks, particularly related to cybersecurity threats. In view of the significant growth of the Company and increased complexity of the Company’s operations and the banking industry, during 2023 the Board of Directors focused on enhancing its risk oversight. The Company’s Chief Risk and Operations Officer was promoted to Executive Vice President in January 2024. The Board of Directors expects to establish a board level Risk Committee in 2024 and is currently in the process of determining the allocation of oversight responsibilities among the proposed Risk Committee and existing Board Committees.
Communications with the Board
Our Board welcomes the submission of any comments or concerns from shareholders and any interested parties. Communications should be in writing and addressed to our Chairman of the Board at our principal executive offices and marked to the attention of the Board or any of its Committees, individual directors or non-management or independent directors as a group. All correspondence will be forwarded to the intended recipient(s). The Chairman of the Board and the Company's management team are responsible for facilitating an appropriate response.
Board and Annual Meeting Attendance
In 2023, our Board met nine times and each incumbent director who was a member of our Board during 2023 attended at least 75% of the total number of meetings of the Board and all committees of the Board on which the director served. Directors are encouraged to attend our annual meetings of shareholders. All of our current directors attended the 2023 Annual Meeting.
Committees of the Company’s Board of Directors
Our Board of Directors has established standing committees in connection with the discharge of its responsibilities. These committees include the Audit Committee, the Compensation Committee and the Governance and Nominating Committee. Our Board of Directors also may establish such other committees as it deems appropriate, in accordance with applicable law and regulations and our corporate governance documents.
Audit Committee. The Audit Committee assists our Board of Directors in its oversight of our internal accounting and operational controls and regulatory compliance of the Bank. Among other things, the Audit Committee mandates include the following:

•to assist our Board of Directors with its oversight of the integrity of our financial statements, financial reporting, and processes and systems of internal controls regarding finance, accounting, information technology and legal and regulatory compliance;
•to establish qualifications for, select, and appoint our external auditors and internal auditors, pre-approve all audit and non-audit services to be provided, and establish the fees and other expenses to be paid to the external and internal auditors;
•to oversee and monitor the independence and performance of our external auditors and internal auditing function;
•to establish and oversee the Risk Management Program in accordance with policy;
•to oversee the Director of Audit function;
•to establish procedures for the receipt, retention and treatment of complaints regarding accounting, internal controls or auditing matters, including confidential, anonymous submissions by employees of concerns regarding accounting, internal controls or auditing matters;
•to monitor management action addressing existing or potential financial and operational control issues brought to the attention of the Committee by employees, internal or external auditors, other third-party review firms or regulators; and
•to approve the Audit Committee Report required by the SEC to be included in the annual proxy statement.
The Audit Committee works closely with management and our independent auditors. The Audit Committee has the authority to obtain advice and assistance from, and receive appropriate funding to engage outside legal, accounting or other consultants that it deems necessary to provide advice to the Audit Committee for any matters related to the discharge of the Audit Committee’s duties and responsibilities. Our Board of Directors has adopted a written charter for the Audit Committee which is available on our website at www.mybankwell.com.

During 2023, the Audit Committee consisted of Ms. Brathwaite, Mr. Demos, Mr. Garnett (Chair), and Mr. Seidman. Mr. Garnett passed away in February 2024 at which time Mr. Demos was appointed Chair. At all times, all members of the Audit Committee have been independent as required by SEC and Nasdaq rules. Mr. Demos qualifies (and Mr. Garnett qualified) as “audit committee financial experts.” In 2023, the Audit Committee met nine times.
Compensation Committee. The Compensation Committee assists our Board of Directors in its oversight of compensation, including benefit plans, for all employees. The Compensation Committee has direct responsibility for executive officer compensation and consideration of risk implications regarding the same. The Compensation Committee also has responsibility for overseeing succession planning and director compensation recommendations. The Compensation Committee’s mandate includes the following:
•to assist our Board of Directors in fulfilling its responsibilities with respect to the oversight of the Company’s affairs in the areas of employee compensation plans, policies and programs;
•to determine specific executive officer (as defined under Nasdaq rules or as otherwise identified by our Board of Directors) compensation and benefits, and to approve and administer all executive officer contracts;
•to develop and maintain incentive compensation programs that are designed to:
◦reward high performance, promote accountability and adherence to our values and the codes of conduct;
◦align employee interests with the interests of our shareholders, through the use of equity plans;
◦attract, develop and retain talented leadership to serve our long-term best interests;

◦reflect appropriate consideration of current best practices for programs with similar goals and objectives; and
◦avoid the encouragement of excessive risk-taking arising from our incentive compensation policies and practices, and mitigate material risks as necessary with effective controls and risk management processes; and
•to monitor the performance of our management committee(s) administering any qualified and non-qualified benefit plans.
Our Board of Directors has adopted a written charter for the Compensation Committee which is available on our website www.mybankwell.com. The Compensation Committee currently consists of Messrs. Dale (Chair), Lampert and Porto. All members of the Compensation Committee are independent. The Compensation Committee has retained an outside independent compensation consultant, Pearl Meyer & Partners, LLC to provide advice to the Compensation Committee for any matters related to the discharge of the Compensation Committee’s duties and responsibilities. In 2023, the Compensation Committee met twelve times.
Governance and Nominating Committee. The Governance and Nominating Committee assists our Board of Directors in its oversight of corporate governance policies and practices, board composition and director nomination and related matters. The Governance and Nominating Committee’s mandate includes the following:

•to oversee the composition of our Board of Directors and its committees, including developing a nominating process for our Board of Directors, developing criteria for board membership, recruitment of qualified candidates for our Board of Directors, reviewing and making recommendations to the Board of Directors concerning director succession planning, review of our Board of Directors size, committee structure and assignments of Board members to serve on and to chair Board committees;

•to oversee our corporate governance policies and practices including, as appropriate, the development and recommendation to the Board of Directors for a set of corporate governance principles applicable to the Company, a Board, committee and director assessment process, programs for orientation and continuing education programs for members of the Board of Directors and other related matters consistent with corporate governance best practices and compliance with Nasdaq Stock Market corporate governance rules, if necessary; and

•to develop a comprehensive list and schedule of Board duties and responsibilities for review and approval by the Board of Directors in conjunction with the development of Corporate Governance Guidelines and, consistent with the Board's commitment to best practices and continuous improvement, to regularly review the scope and conduct of Board meetings and the scope and content of information supplied to the Board and to make recommendations to the Board with respect to any enhancements therein.

Our Board of Directors has adopted a written charter for the Governance and Nominating Committee which is available on our website www.mybankwell.com. The Governance and Nominating Committee currently consists of Ms. Kotval and Messrs. Dale, Lampert and Porto (Chair). All members of the Governance and Nominating Committee are independent. In 2023, the Governance and Nominating Committee met eight times.

The Governance and Nominating Committee will consider for nomination to the Board candidates recommended by shareholders. Recommendations must be sent in writing to our Chairman of the Board at our principal executive offices and marked to the attention of the Governance and Nominating Committee.
Director Compensation
We believe that to successfully recruit and retain talented directors of the caliber needed to effectively direct the Company, our director compensation package should be highly competitive compared to our peer group. We consider institutions of similar asset size located in the Northeastern region of the United States to be the peer group. Additional public survey data may be consulted to assist us in determining competitive director compensation. We also believe that director compensation should serve to solidify the alignment of the shareholders' interests with that of our Board of Directors and relate to our success or the success of us or our affiliates.
The board and committees of the Company and the Bank (collectively, “Bankwell”) meet jointly and we pay a combined fee for service on both. We pay each director (other than our CEO) an annual retainer for services on the Board of Directors and Committees. The Chairman of the Board, Vice Chairman and the Chairs of each committee receive an additional retainer for their service in such capacity.
This compensation was recommended by the Compensation Committee and approved by our Board of Directors after careful and extended evaluation and consideration of the results of the competitive review of director compensation completed by the independent compensation consultant hired by the Compensation Committee to review our Board of Directors' compensation relative to its peer group.
We established the Bankwell Deferred Compensation Plan for Directors, or the Directors Plan, in 2008, which was amended and restated in 2023 to comply with recent SEC rule changes. This non-qualified deferred compensation plan is designed to enable non-employee directors to defer receipt of cash compensation on a tax-advantaged basis. Non-employee directors may elect to defer all (and not less than all) of such director’s cash compensation for a calendar year. Amounts deferred under the Directors Plan are credited to a book account and deemed invested in the Company’s common stock. The Directors Plan is indirectly funded through a so-called “Rabbi Trust,” which is administered by an independent third party trustee. Funds held in the Rabbi Trust are invested in our common stock through open market purchases by the trustee. A director’s deferred compensation is paid (in common stock) following retirement, except under certain specified circumstances that permit earlier payment, including a severe financial hardship resulting from illness or accident, loss of property or other similar extraordinary and unforeseeable circumstances.

Each non-employee director also receives an annual restricted stock award as recommended by the Compensation Committee and approved by the Board of Directors. In 2023, the Board of Directors approved grants of 1,600 shares of common stock to each director. Prior years' grants vested in four annual installments, but in 2023, the Compensation Committee determined to vest all restricted stock grants in three annual installments. Accordingly, the 2023 annual director grant vests in three substantially equal annual installments commencing on February 7, 2025. In addition, for his service as Corporate Secretary, Mr. Lampert received an annual restricted stock award of 400 shares of common stock, granted on February 7, 2024 and which vests on the anniversary of the effective date of the grant. On December 29, 2023, the Compensation Committee recommended (after consultation with the Company’s independent compensation consultants) and the Board of Directors approved a special one-time grant of 2,500 shares of common stock for each non-employee director, in recognition of the industry complexity and significant additional time commitment required from directors in 2023 due to general economic conditions and industry events. One third of this special grant vested on December 29, 2023, one third vested on February 7, 2024, and the remaining balance will vest February 7, 2025.
The following table sets forth for the year ended December 31, 2023, the compensation paid or awarded by the Company and Bank to each person who served as a director during 2023 (other than Mr. Gruseke, our Chief Executive Officer, whose compensation is presented in the Summary Compensation Table).

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Total Compensation ($)(3)
George P. Bauer(4)	17,292	—	17,292
Gail E.D. Brathwaite	56,800	123,738	180,538
Richard E. Castiglioni(4)	27,708	—	27,708
Eric J. Dale	84,000	123,738	207,738
Darryl M. Demos	46,800	123,738	170,538
Blake S. Drexler	138,250	123,738	261,988
Jeffrey R. Dunne	42,083	123,738	165,821
James M. Garnett, Jr.(5)	57,467	123,738	181,205
Anahaita N. Kotval	25,375	123,738	149,113
Todd H. Lampert	79,375	123,738	203,113
Victor S. Liss(4)	31,792	—	31,792
Carl M. Porto	55,792	123,738	179,530
Lawrence B. Seidman	59,800	123,738	183,538
Total	722,534	1,237,380	1,959,914
(1)Stock awards represent the aggregate fair market value on the date of the grant for any grants made during 2023 and excludes any stock vesting from grants made prior to 2023.
(2)As of December 31, 2023, each director had the following number of unvested shares under restricted stock awards outstanding: Bauer (6,740), Brathwaite 9,127), Castiglioni (7,620), Dale (10,887), Demos (4,867), Drexler (10,887), Dunne 3,267), (Garnett 9,127), Kotval (3,267), Lampert (11,287), Liss (7,620), Porto (9,127), and Seidman (7,067).
(3)Compensation in the form of perquisites and other personal benefits provided by the Company has been omitted for each director as the total amount of those perquisites and personal benefits for each constituted less than $10,000 for the year ended December 31, 2023.
(4)Mr. Bauer, Mr. Castiglioni, and Mr. Liss did not stand for reelection at the 2023 annual meeting and, accordingly, their terms as directors ended on May 31, 2023. Ms. Kotval was elected at the 2023 annual meeting.
(5)Mr. Garnett passed away in February 2024 and all of his unvested restricted stock has fully vested.
Directors are entitled to the protection provided by the indemnification provisions in the Company's current certificate of incorporation and bylaws, the certificate of incorporation and bylaws of the Bank, as well as individual indemnification agreements.
EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This Compensation Discussion & Analysis (“CD&A”) explains our executive compensation program for our named executive officers (“NEOs”) listed below. This CD&A also describes the Compensation Committee’s process for making pay decisions, as well as its rationale for specific decisions related to the fiscal year ended December 31, 2023.

Name	Position
Christopher R. Gruseke	President & Chief Executive Officer
Matthew McNeill	Executive Vice President & Chief Banking Officer
Christine Chivily	Executive Vice President & Chief Credit Officer
Laura J. Waitz*	Executive Vice President & Chief Operating Officer
*Ms. Waitz's employment with the Company ended on June 3, 2023. Due to severance paid to her under her employment agreement, she is included as an additional NEO under SEC rules.

EXECUTIVE SUMMARY

2023 Business Highlights

The Company reported net income totaling $36.7 million, or $4.67 earnings per share. The Company’s 2023 performance highlights include:

•Return on average assets was 1.13% for the year ended December 31, 2023.
•Return on average tangible common equity was 14.70% for the year ended December 31, 2023.
•Noninterest expense to average assets was 1.55% and the efficiency ratio was 50.8% for the year ended December 31, 2023.
•Net interest margin was 2.98% for the year ended December 31, 2023.
•The Bank's Total Capital ratio was 12.32% and the Company's Common Equity Tier 1 (CET1) ratio was 9.28% for the year ended December 31, 2023.
•Fully diluted tangible book value per share rose to $33.39, compared to $30.51 at December 31, 2022.

2023 Compensation Highlights

Our executive compensation program has three primary elements: base salary, annual incentives, and long-term equity incentives. Each of these compensation elements serve a specific purpose in our compensation strategy. Base salary is an essential component to any market-competitive compensation program. Annual incentives reward the achievement of short-term goals, while long-term incentives drive sustainable shareholder value creation. Based on our performance and consistent with the design of our program, the Compensation Committee made the following executive compensation decisions for fiscal 2023:

•Base Salaries. For 2023, the Compensation Committee approved a merit-based salary increase of 5.0% for Mr. Gruseke, 5.9% for Mr. McNeill, 3.2% for Ms. Chivily, and 9.7% for Ms. Waitz.

•Annual Cash Bonus. Based on the Company’s performance in 2023 as measured against our strategic and financial goals for the year, the Compensation Committee granted bonuses to Messrs. Gruseke and McNeill and Ms. Chivily as detailed in the Summary Compensation Table. Ms. Waitz, whose employment ended on June 3, 2023, was paid a pro rata portion of her 2023 target bonus under the terms of her employment agreement as set forth in the Summary Compensation Table.

•Long-Term Equity Incentives. In 2023, the Compensation Committee approved restricted stock awards to the NEOs based on the Compensation Committee’s assessment of the Company’s 2022 financial performance, competitive positioning and individual performance. Half of the awards vest in 1/3 increments on each of the first three anniversaries of the date of grant. The remaining 50% of the awards are performance-based awards. Each year following the performance-based grant, 1/3 of these shares are eligible to vest. Each 1/3 may vest within a minimum of 0% to a maximum of 200% of the original number of shares in the tranche. The Compensation Committee will determine the percentage of these awards that will vest based on an assessment of the Company’s performance against key benchmarks including Return on Average Assets and such other financial performance measures as determined by the Compensation Committee in its discretion. The Committee considers the Company’s performance both against its internal budgets as well as against similar community banking institutions.

In addition, the Compensation Committee, in conjunction with Pearl Meyer & Partners, LLC the Company’s independent compensation consultant, has done a significant review of compensation practices with respect to executive pay. The Compensation Committee has adopted a more formulaic approach in 2024 based on specific performance metrics for determining both annual cash bonus and long term equity incentive awards.

Best Compensation Practices & Policies

We believe the following practices and policies within our program promote sound compensation governance and are in the best interests of our shareholders and executives:

What We Do		What We Don’t Do
✓	Emphasize variable pay over fixed pay, with a significant portion tied to performance	✓	No tax gross ups
✓	Provide for “double-trigger” severance benefits upon a change in control	✓	No repricing or exchange of underwater options without shareholder approval
✓	Maintain executive share ownership/retention policy	✓	No option or stock appreciation rights granted below fair market value
✓	Maintain an anti-hedging and anti-pledging policy	✓	No significant perquisites
✓	Use an independent compensation consultant
✓	Maintain a "clawback" policy

2023 Say on Pay and Shareholder Engagement

At the 2023 annual meeting of shareholders, 81.5% supported our executive compensation decisions. We carefully consider the results of our shareholder say-on-pay vote as well as the feedback we receive from our shareholders during regular investor meetings, at which we always encourage an open dialogue and actively probe for questions, concerns and perspectives on our strategy and performance, governance, executive compensation, and other important business matters.

Although Bankwell qualifies as a smaller reporting company as defined by the SEC, which allows us to take advantage of scaled-back executive compensation disclosure requirements, we have included a more extensive narrative in this CD&A in order to enhance communication of the details in our executive compensation program. We remain committed to keeping an open dialogue with our shareholders to help ensure that we have an understanding of investor perspectives and to increasing our outreach efforts during 2024 and into the future.

WHAT GUIDES OUR PROGRAM

Compensation Philosophy and Objectives

Our senior executives are integral to executing our strategic plan, driving performance that rewards all of our stakeholders, and achieving our growth goals. Our executive compensation program is designed to support these objectives and grounded in the following principles:

•Competitive with our peers. Target compensation should be competitive with that being offered to individuals in comparable roles at other companies with whom we compete for talent to ensure that we employ the best people to lead our success.

•Performance-based on collective results. The amount of executive pay must make sense in the context of overall Company financial performance as compared to goals set by the Board, industry averages and relevant peer groups.

•Alignment with shareholder interests. Executives should be compensated through pay elements (short- and long-term equity incentives) designed to enhance shareholder value by making the Bank, which is our primary operating subsidiary, a driving force towards providing shareholders with a suitable rate of return on their investment.

•Proper balance of risk to reward. Decisions about compensation should be guided by best-practice governance standards and rigorous processes that encourage prudent decision-making.

Elements of Pay: Total Direct Compensation

Our executive compensation program is driven by a strong pay for performance philosophy supported by the following principal elements of pay:

Pay Element	How It’s Paid	Purpose
Base Salary	Cash (Fixed)	Provide a competitive base salary level relative to similar positions in the market and enable the Company to attract and retain critical executive talent.
Annual Incentive Bonuses	Cash (Variable)	Reward executives for delivering on annual strategic and financial objectives that drive our business strategy and contribute to the creation of shareholder value.
Long-Term Incentives	Equity (Variable)	Provide incentives for executives to execute on longer-term goals that drive the creation of shareholder value and support the Company’s retention strategy.

The Decision-Making Process
The Role of the Compensation Committee. The Compensation Committee, which is comprised solely of independent directors, oversees the compensation program for our executives, including our named executive officers. The Compensation Committee works very closely with an independent compensation consultant and management to examine the effectiveness of our executive compensation program throughout the year. The Compensation Committee makes all final compensation and equity award decisions regarding our named executive officers. The Chief Executive Officer is not present during voting or deliberations on his compensation.

The Role of Management. Members of our management team attend regular meetings where executive compensation, corporate and individual performance, and competitive compensation levels and practices are discussed and evaluated. Only the Compensation Committee members are allowed to vote on decisions regarding executive officer compensation. The Chief Executive Officer reviews his recommendations pertaining to all executives’ pay with the Compensation Committee, which provides transparency and oversight.

The Role of the Independent Consultant. The Compensation Committee engages an independent compensation consultant to provide expertise on competitive pay practices, program design, and an objective assessment of any inherent risks of any programs. Pursuant to authority granted to it under its charter, the Compensation Committee has hired Pearl Meyer & Partners, LLC (“Pearl Meyer”) as its independent consultant. Pearl Meyer is retained by, and reports directly to, the Compensation Committee, and provided no other services to the Company. Based on standards promulgated by the SEC and Nasdaq to assess compensation advisor independence, as well as the analysis conducted by Pearl Meyer in its independence review, the Compensation Committee has concluded that Pearl Meyer is an independent and conflict-free advisor to the Compensation Committee.

The Role of Peer Group Companies. The Compensation Committee strives to set a competitive level of total compensation for each executive officer as compared with executive officers in similar positions at peer companies. For purposes of setting 2023 compensation levels, the Compensation Committee considered publicly available data from industry compensation surveys and public filings from the group of peer companies listed below. Industry survey data was collected from surveys of financial institution holding companies or financial institutions with an asset size ranging from approximately $1.1-$6.7 billion, reflecting approximately 0.3x – 2.0x the Company’s current assets. Selection criteria also included companies with comparable business models that are located in the Northeast or Mid-Atlantic U.S.

ACNB Corporation	Orange County Bancorp, Inc.
BCB Bancorp, Inc.	Orrstown Financial Services, Inc.
Codorus Valley Bancorp, Inc.	Republic First Bancorp, Inc.
Enterprise Bancorp, Inc.	Shore Bancshares, Inc.
First Bank	The Bank of Princeton
HarborOne Bancorp.	The Community Financial Corporation
Metropolitan Bank Holding Corp.	Unity Bancorp, Inc.
Northeast Bank

This peer group has been updated from the peer group disclosed in the 2023 Proxy Statement. Seven banks have been removed from the prior year’s group, either due to consolidation or a lack of alignment with the Bank’s business model, and replaced with seven banks that meet our previously described criteria.

It is important to note that this market data is not the sole determinant in setting pay levels for our executive officers. The Compensation Committee also considers corporate and individual performance and the nature of an individual’s role with the Company, as well as the individual’s experience and contributions to their current role when making its compensation-related decisions.

2023 EXECUTIVE COMPENSATION PROGRAM

Base Salary

Base salary represents annual fixed compensation and is a standard element of compensation necessary to attract and retain executive leadership talent. In making base salary decisions, the Compensation Committee considers the Chief Executive Officer’s recommendations, as well as each NEO’s position and level of responsibility within the Company. The Compensation Committee considers factors such as relevant market data as well as individual performance, experience and contributions. The Compensation Committee approved annual base salary rates for 2023 as follows:

Name	2022 Base Salary ($)	2023 Base Salary ($)	% Change
Christopher R. Gruseke	600,000	630,000	5.0%
Matthew McNeill	425,000	450,000	5.9%
Christine Chivily	310,000	320,000	3.2%
Laura J. Waitz	310,000	340,000	9.7%

Executive Cash Bonus Program

The Company’s executive bonus program, which is administered by the Compensation Committee, is designed to provide cash compensation to our executive management for achieving the Company’s annual financial goals and strategic initiatives. Actual award payouts depend on the Compensation Committee’s assessment of achievement of financial, operating and individual performance goals and can range from 0% to 200% of the target award opportunity. Target award opportunities, which are set forth in each executive’s employment agreement, are expressed as a percentage of base salary as follows:

Name	2023 Base Salary ($)	Target Award Opportunity (as a % of Base Salary)	Target Award Opportunity ($)
Christopher R. Gruseke	630,000	45%	283,500
Matthew McNeill	450,000	40%	180,000
Christine Chivily	320,000	30%	96,000
Laura J. Waitz	340,000	30%	102,000

Annual cash bonuses are an integral part of the Company’s compensation program and are intended to reward executives for achieving annual financial and strategic goals. Awards are based upon specific operating results and individual performance. Accordingly, when making final award decisions, the Compensation Committee takes a holistic view of performance results and considers the following key factors:

•Relative financial performance;
•Financial performance compared to prior year and internal budget expectations;
•General economic conditions and degree of difficulty in attaining budget goals;
•One time, or non-recurring events, whether positive or negative; and
•Input from the Chief Executive Officer on the individual performance of the other NEOs.

In addition to the compensation peer group described above, the Compensation Committee uses various other groups of competitors against which it tracks and assesses our relative performance to ensure a balanced perspective (i.e., regulatory, business/strategy mode, geographic, etc.).

The Compensation Committee may use its business discretion to increase or decrease the recommended bonuses based on all available information, including performance relative to peers, individual performance, and any other relevant factor.

2023 Results and Award Payouts. For 2023, actual annual bonus award payouts were based on a combination of specific financial results and strategic achievements as assessed by the Compensation Committee. In conducting its assessment, the Committee considered 2023 performance in the following areas:

•Return on average assets: 1.13%
•Return on average tangible common equity: 14.70%
•Noninterest expense to average assets: 1.55%
•Net interest margin: 2.98%
•Total capital ratio (Bank): 12.32%
•CET1 ratio (Company): 9.28%
•Fully diluted tangible book value: $33.39

Based on our performance described above, the Compensation Committee approved annual incentive awards for Messrs. Gruseke and McNeill and Ms. Chivily as indicated below. Ms. Waitz received a pro rata portion of her target award in accordance with the terms of her employment agreement.

Name	Target Award Opportunity (as a % of Base Salary)	Target Award Opportunity ($)	Actual Award (as a % of Target Award)	Actual Award ($)
Christopher R. Gruseke	45%	283,500	123%	350,000
Matthew McNeill	40%	180,000	153%	275,000
Christine Chivily	30%	96,000	130%	125,000
Laura J. Waitz*	30%	102,000	43%*	43,595

*Ms. Waitz's employment ended on June 3, 2023. She was paid a pro rata portion of her target award (based on her days of service in 2023) under the terms of her employment agreement.

Long-Term Equity Incentive Plan
In 2022, our Board of Directors unanimously adopted, and shareholders approved, the 2022 Bankwell Financial Group, Inc. Stock Plan (the “2022 Plan”). The 2022 Plan replaced the 2012 Stock Plan (the “2012 Plan”), which expired on September 19, 2022. No further awards may be issued under the 2012 Plan, but all awards under the 2012 Plan that are outstanding will continue to be governed by the terms, conditions and procedures set forth in the 2012 Plan and any applicable award agreement.

The 2022 Plan is designed to promote the long-term growth and profitability of the Company, attract and retain individuals of outstanding competence, and provide participants with incentives that are closely linked to the interests of all Company shareholders. The stock-based awards granted under the 2022 Plan align the interests of executives with those of shareholders. When the Company performs well, executives are rewarded along with other shareholders. We also believe that stock-based awards are of great value in recruiting and retaining highly qualified personnel who are in great demand.

Annual long term equity awards reflect the executive’s position with the Company and his or her contribution to the Company. The Compensation Committee generally grants equity awards in the first quarter of each year in recognition of prior year performance (which coincides with base salary adjustments and incentive bonus awards), but may grant awards at any time, including in connection with an individual’s initial employment with the Company, a subsequent promotion or in recognition of specific achievements. Historically, the Committee has established the value of the annual award utilizing a range of 0 to 200% of the Target Equity Award. The Target Equity Award is based on a percentage of the executive’s base salary, which, in the case of Messrs. Gruseke and McNeill is set forth in each executive’s employment agreement.

During 2023, the Compensation Committee approved restricted stock grants to the NEOs, half of which vest based on service and half of which vest based on the achievement of the performance goals, as follows:

Name	Target Value ($)	Service-Vesting Restricted Stock (# of Shares)	Performance-Vesting Restricted Stock (# of Shares)
Christopher R. Gruseke	467,378	7,772	7,771
Matthew McNeill	336,333	5,593	5,592
Christine Chivily	137,991	2,295	2,294
Laura J. Waitz*	12,930	3,060	3,060
*Ms. Waitz's employment ended on June 3, 2023. Under the terms of the 2023 restricted stock agreement, she vested in a pro rata portion of the performance-vesting shares (430 shares) granted in 2023 and forfeited 3,060 service-vesting shares and 2,629 performance-vesting shares.

Restricted stock awards are intended to provide the NEOs with a direct ownership interest in the Company during the vesting period and also support the Company’s leadership retention objectives. Awards which vest based on service vest in 1/3 increments on each of the first three anniversaries of the date of grant. The remaining 50% of the awards are performance-based awards. Each year following the performance-based grant, 1/3 of these shares are eligible to vest. Each 1/3 may vest within a minimum of 0% to a maximum of 200% of the original number of shares in the tranche. The Compensation Committee will determine the percentage of these awards that will vest based on an assessment of the Company’s performance against key benchmarks including Return on Average Assets and such other financial performance measures as determined by the Compensation Committee in its discretion. The Committee considers the Company’s performance both against its internal budget as well as against similar community banking institutions. Target award amounts for restricted stock awards set forth in the above table were determined based on the closing price of our common stock on the date of the grant on January 25, 2023, which was $30.07. More information about equity awards made during 2023 is set forth in the “Outstanding Equity Awards at 2023 Fiscal Year End” Table that follows.

As noted, prior year equity grants vest in three annual installments, with the vesting percentage of performance- vesting restricted stock determined on an annual basis. The table below details target and actual performance-vesting restricted stock grants for 2023 and prior years that vested in 2023 based on the Compensation Committee’s assessment of the Company’s performance in 2022 or 2023 against benchmarks determined by the Compensation Committee in its discretion. The grants of these restricted shares were disclosed in the Summary Compensation Tables in the years of the respective grants. Performance shares vesting in 2023 based on 2022 performance vested at 200% of the target and performance shares vesting in 2023 based on 2023 performance vested at 100% of the target.

Name	Number of Performance-Vesting Restricted Stock at Target Which Vested in 2023 (# of Shares)	Value of Performance-Vesting Restricted Stock at Target which Vested in 2023 ($)	Number of Performance-Vesting Restricted Stock Above Target which Vested in 2023 (# of Shares)	Value of Performance-Vesting Restricted Stock Above Target which Vested in 2023 ($)
Christopher R. Gruseke (1)	7,047	211,869	3,847	115,869
Matthew McNeill	2,960	89,061	2,960	89,061
Christine Chivily	2,990	84,673	2,990	84,673
Laura J. Waitz	2,157	63,402	2,157	64,364

(1) Mr. Gruseke’s Performance-Vesting Restricted Stock Above Target included 3,847 shares based on the Company’s 2022 performance and 3,200 shares based on the Company’s 2023 performance.

OTHER PRACTICES, POLICIES & GUIDELINES

Executive Employment Agreements

The Company has entered into employment agreements with each Bankwell executive in connection with their initial employment or promotion to an executive position. These agreements are designed to promote stability and continuity of senior management who are critical to the Company’s continued success.
The employment agreements with Bankwell executives provide that, during the term of the contract, the executive’s base salary will not be reduced and the executive will remain eligible for participation in the Company’s executive incentive compensation (including its Long-Term Equity Plan) and benefit programs. Each agreement specifies the executive’s target annual bonus opportunity expressed as a percentage of base salary (45% for Mr. Gruseke, 40% for Mr. McNeill, 30% for Ms. Chivily, and 30% for Ms. Waitz). Mr. Gruseke’s agreement provides for a rolling three-year term and automatically renews for successive three-year terms on each successive January 5th unless either the Company or Mr. Gruseke has given the other written notice of election not to renew at least 90 days prior to the January 5th anniversary date. Mr. McNeill’s and Ms. Chivily's agreements provide for a one-year term with both renewing annually for successive one-year terms on January 1st of each successive year, provided the Company gives the executive written notice of its election to extend for an additional one year by October 1st of the current year. Ms. Waitz's agreement provided for a rolling two year term. Each executive is also subject to non-compete and non-solicitation covenants for the six months (12 months in the case of Mr. Gruseke) following termination.

Clawback Provision

The employment agreements of the named executive officers provide that incentive-based compensation or other compensation paid to the executive under any agreement or arrangement with the Company will be subject to such deductions and clawback as may be required pursuant to any applicable law, government regulation or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement). In October 2023, the Company adopted a clawback policy in accordance with new Nasdaq listing requirements approved by the SEC in June 2023. Under the Company’s clawback policy, all “incentive-based compensation” within the meaning of Section 10D of the Exchange Act will be subject to clawback by the Company in the manner required by Section 10D(b)(2) of the Exchange Act.

Other Benefits

In addition to the plans described above and the severance benefits described below under “Severance Benefits”, our executives are also entitled to benefits that are available to all of our employees. These include medical and dental benefits, group term life insurance, and short- and long-term disability protection. In addition, our named executive officers are provided supplemental disability benefits and split-dollar life insurance with a maximum $250,000 benefit. The economic benefit of employer-paid premiums for split-dollar life insurance agreements and group term life insurance are disclosed under “All Other Compensation” in the Summary Compensation Table.

401(k) Retirement Plan

We maintain a defined contribution 401(k) retirement savings plan for our employees. The 401(k) plan is intended to qualify as a tax-qualified plan under Section 401 of the Internal Revenue Code so that contributions to the plan and income earned on those contributions are not taxable to participants until withdrawn or distributed from the plan. Employees may elect to contribute through salary deductions on a before tax and after-tax basis. We provide a discretionary matching contribution, which totaled $287,423 for 2023. Our match is 50% of the first 6% of employee contributions.

Severance Benefits

We believe that companies should provide reasonable severance benefits to employees. With respect to executive management, these severance benefits should reflect the fact that it may be difficult for the employee to find comparable employment within a short period of time. Therefore, the employment agreements with Messrs. Gruseke and McNeill and Mses. Chivily and Waitz provide for severance benefits in the event of the executive’s involuntary termination of employment without cause or termination of employment by the executive for “Good Reason” (as defined in the agreements) and provide increased benefits in the case of termination in connection with a Change in Control (as defined in the agreements). In the event of a qualified termination, we also provide COBRA reimbursement based on the difference between active participant cost and COBRA cost for between one and two years, and, in the event of a Change in Control, immediately vest all equity compensation of the executive. In addition, terminated executives would be entitled to receive any benefits that they otherwise would have been entitled to receive under our 401(k) plan. Certain payments may be delayed for six months following termination to the extent necessary to comply with Section 409A of the Internal Revenue Code.

Severance Benefits absent a Change in Control.

Mr. Gruseke’s agreement provides for severance in the event of termination of his employment by the Company without cause or by Mr. Gruseke for “Good Reason.” Such severance is equal to the sum of (i) two times the sum of his then current base salary and annual bonus and any other cash compensation earned for the calendar year prior to the calendar year in which the termination occurs; and (ii) the value of equity awards that are forfeited as a result of such termination. In addition, he would be entitled to receive a pro rata annual bonus that he would have earned for the year in which the termination occurs, based upon achievement of applicable performance goals for such year, payable when annual bonuses are paid to the Company’s similarly situated executives.

The agreements with both Mr. McNeill and Ms. Chivily entitle the executive to severance in the event of termination of the executive’s employment by the Company without cause or by the executive for “Good Reason” (including failure to extend the term) equal to (i) one times the executive’s then current base salary plus (ii) a pro rated target bonus for the year of termination.

Ms. Waitz’s agreement provided for severance in the event of termination of her employment by the Company without cause or by her for “Good Reason” (including failure to extend the term) consisting of (i) a lump sum payment of two (2) times her annual salary plus (ii) a pro rated target bonus for the year of termination. The Company terminated Ms. Waitz’s employment effective June 3, 2023. The Company paid her severance in accordance with her employment agreement, which is reflected under “All Other Compensation” in the Summary Compensation Table.

Severance Benefits in Connection with a Change in Control.

All of the Change in Control benefits are “double trigger” and require termination of employment in connection with a Change in Control. Accordingly, no change in control benefits are paid to an executive unless his or her employment is terminated without cause or the executive resigns for “Good Reason” within 24 months of the Change in Control.

Mr. Gruseke’s agreement provides payments in an amount equal to three (3) times his average annual compensation that was includible in his gross income for the immediately preceding five (5) taxable years if his employment is terminated without Cause or he terminates his employment for “Good Reason” within 24 months of a Change in Control. If the Change in Control payments to him would subject him to the excise tax under Internal Revenue Code Section 280G (the “280G Excise Tax”), then: (i) such payments will be reduced by the minimum amount required so that no amount payable to Mr. Gruseke will be subject to the 280G Excise Tax or (ii) at Mr. Gruseke’s option, he can elect to receive the full amount of the such payments and be subject to and responsible for the payment of all taxes of any kind payable thereon, including the 280G Excise Tax.

Employment agreements with Mr. McNeill and Ms. Chivily provide for Change in Control protection consisting of a lump sum payment of (i) two (2) times the sum of the executive’s annual salary and target bonus plus (ii) a pro rated target bonus for the year of termination. The agreements also provide that if the Change in Control payments exceed the limit on such payments pursuant to Internal Revenue Code Section 280G, the executive shall receive the greatest of the following, whichever gives the executive the highest net after-tax amount (after taking into account federal, state, local and social security taxes): (i) the Change in Control payments or (ii) one dollar less than the amount of such payments that would subject the executive to the 280G Excise Tax.

Relative to the overall value of the Company, these potential change in control benefits are relatively minor. The Compensation Committee regularly reviews the aggregate amount of all our Change in Control obligations and, based upon advice historically provided by both its independent compensation consultant and investment bankers, has determined that the potential Change in Control benefits under our existing plans and agreements fall within an appropriate range of deal value.

Impact of Tax and Accounting

We regularly consider the various tax and accounting implications of our compensation plans. When determining the amounts of long-term incentives and equity grants to executives and employees, the compensation costs associated with the grants are reviewed, as required by FASB ASC Topic 718.

Section 162(m) of the Internal Revenue Code generally prohibits any publicly held corporation from taking a federal income tax deduction for compensation paid over $1 million in any taxable year to the Chief Executive Officer and the other “covered employees” as defined in the rule. Under the tax laws in effect before 2018, compensation that qualified as “performance-based compensation” under Section 162(m) of the Code was deductible without regard to this limitation. Effective for tax years beginning after December 31, 2017, the Tax Cuts and Jobs Act of 2017 generally eliminated the performance-based exemption, subject to a special rule that grandfathers certain awards and agreements that were in effect on November 2, 2017. While considering tax deductibility as only one of several considerations in determining compensation, the Compensation Committee believes that the tax deduction limitation should not compromise its ability to structure compensation programs that provide benefits to Bankwell that outweigh the potential benefit of a tax deduction and, therefore, may approve compensation that is not deductible for tax purposes.

Stock Ownership Policy

The Compensation Committee believes that executives should have a meaningful equity interest in the Company. In order to promote equity ownership and further align the interests of management with our shareholders, the Board of Directors has adopted a share ownership policy for our executive officers. This policy is based upon the market value of our common stock as a multiple of such officer’s base pay determined as of December 31 of each year. The multiple is two times base salary for the CEO and one times base salary for the other executive officers, which must be achieved within three years of appointment to the executive position. Executive officers are expected to retain all vested restricted stock (net of shares withheld for or used to pay taxes) until they achieve the specified ownership level and thereafter maintain such ownership level.

Risk Assessment

The Company’s existing governance and organizational structure incorporates a substantial risk management component through the retention of an independent accounting firm (separate from the Company’s auditors) that performs internal audit reviews, the utilization of ALCO and a Directors Loan Committee, both comprised of independent directors of the Company.

In connection with the design and approval of our incentive programs, management and, in the case of executive incentive plans, the Compensation Committee, regularly evaluate whether the program is likely to encourage employees to take excessive or imprudent risk.

The Compensation Committee has concluded that our compensation programs do not create risks that are reasonably likely to have a material adverse effect on our business. Although a material portion of our executive compensation program is performance-based, the Committee has focused on aligning our compensation policies with the long-term interests of our shareholders and avoiding rewards that could create excessive or inappropriate risks to the Company, as evidenced by the following:

•Our executive compensation program reflects an appropriate mix of compensation elements and balances current and long-term performance objectives, cash and equity compensation, and risks and rewards associated with executive roles.

•We use a variety of performance goals that are consistent with our business objectives, measure performance from different and balanced perspectives, and correlate to long-term value. These goals directly tie to our audited financial statements and are reviewed by our accounting department as well as our external auditors.

•Our performance goals are tied to our annual budget and set at levels that we believe are reasonable in light of past and expected performance and market conditions.

•Equity incentive awards generally vest over a period of three years, in order to focus our executives on long-term performance and to enhance retention. Vesting requirements encourage executives to avoid short-term actions that are to the Company’s long-term detriment.

•Our stock retention guidelines require executives to retain all vested restricted stock (net of shares withheld for or used to pay taxes) until they achieve the specified ownership level and thereafter maintain such ownership level. These guidelines subject executives to the possibility of significant market penalties in the event they make decisions that benefit the Company in the short-term but ultimately prove detrimental to the Company’s long-term interests.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and the Committee’s outside compensation consultant. Based on the review and discussions, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s 2024 proxy statement.

Compensation Committee

Eric J. Dale, Chair

Carl M. Porto	Todd H. Lampert

Summary Compensation Table

The following table provides information regarding the total compensation of our CEO and the Company’s two most highly compensated executive officers other than the CEO who were serving as executive officers as of December 31, 2023 and each former executive officer, who would have been one of the two most highly compensated executives but for the fact that such individual was no longer employed by the Company on December 31, 2023 (collectively, the “Named Executive Officers” or “NEOs”) for our fiscal years ended December 31, 2023 and 2022. Except as set forth in the notes to the table, all cash compensation for each of our NEOs was paid by the Bank, where each serves in the capacity indicated below at both the Company and the Bank.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Christopher R. Gruseke President and CEO	2023	630,000	350,000	467,378	15,033	1,462,411
	2022	600,000	540,000	422,899	14,660	1,577,559
Matthew McNeill EVP and Chief Banking Officer	2023	450,000	275,000	336,333	11,268	1,072,601
	2022	425,000	340,000	310,633	10,453	1,086,086
Christine Chivily EVP and Chief Credit Officer	2023	320,000	125,000	137,991	22,607	605,598
	2022	310,000	162,750	298,366	18,678	789,794
Laura J. Waitz EVP and Chief Operating Officer(4)	2023	155,769	43,595	12,930(4)	690,696	902,990
	2022	310,000	186,000	298,366	15,422	809,788
(1)These amounts represent cash bonus incentives earned for performance in 2023 and 2022, respectively, and paid in the subsequent year.

(2)These amounts represent the aggregate fair market value of shares granted (calculated in accordance with FASB ASC Topic 718) made to the Named Executive Officers named above, in all cases pursuant to the Company’s stock plans. All shares granted represent unvested restricted stock that will vest in accordance with the terms of the grant. The value of restricted stock awards that vest based on achieving performance measures (“performance shares”) is based on the target number of performance shares granted. The value of the award at grant date assuming the highest level of performance conditions will be achieved (200%) will be as follows:

Named Executive Officer	2023 Stock Awards Maximum Value ($)	2022 Stock Awards Maximum Value($)
Christopher R. Gruseke	701,067	634,349
Matthew McNeill	504,400	465,950
Christine Chivily	206,987	447,549
Laura J. Waitz	25,860	447,549

(3)The 2023 amounts listed represent: For Mr. Gruseke, a $9,150 matching contribution made by the Company under the Company’s 401(k) Plan, a $3,564 life and AD&D insurance premium and $2,319 in BOLI imputed income; for Mr. McNeill, a $9,900 matching contribution made by the Company under the Company’s 401(k) Plan, a $810 life and AD&D insurance premium and $558 in BOLI imputed income; for Ms. Chivily, a $9,900 matching contribution made by the Company under the Company’s 401(k) Plan, a $6,858 life and AD&D insurance premium and $1,249 in BOLI imputed income; and for Ms. Waitz, $680,000 is severance paid under terms of her employment agreement, a $3,894 matching contribution made by the Company under the Company’s 401(k) Plan, a $1,645 life and AD&D insurance premium and $557 in BOLI imputed income.

(4)Ms. Waitz's employment terminated on June 3, 2023. Value of Stock Awards granted in 2023 is net of forfeitures resulting from her termination of employment.

Outstanding Equity Awards at 2023 Fiscal Year-End
The following table provides information regarding outstanding equity awards held by each of our named executive officers on December 31, 2023. There are no option awards outstanding as of December 31, 2023.

		Stock awards
Name	Grant Date	Number of shares or units of stock that have not vested (#)(1)	Market value of shares or units of stock that have not vested ($)(2)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)(3)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($)(2)(3)(4)
Christopher R. Gruseke(5)	1/4/2021	1,789	53,992	1,789	53,992
	1/13/2022	4,111	124,070	4,110	124,040
	1/25/2023	7,772	234,559	7,771	234,529

Matthew McNeill(6)	1/4/2021	1,448	43,701	1,448	43,701
	1/13/2022	3,020	91,144	3,019	91,113
	1/25/2023	5,593	168,797	5,592	168,767

Christine Chivily(7)	1/4/2021	972	29,335	971	29,305
	1/13/2022	1,370	41,347	1,370	41,347
	7/1/2022	1,667	50,310	1,667	50,310
	1/25/2023	2,295	69,263	2,294	69,233

Laura Waitz(8)	1/4/2021	—	—	410	12,374
	1/13/2022	—	—	289	8,722
	7/1/2022	—	—	352	10,623
	1/25/2023	—	—	430	12,977
(1)Reflects unvested service-based vesting shares (“time-based shares”). All time-based shares vest in three substantially equal annual installments commencing on the initial vesting date.

(2)The closing price market value per share on December 31, 2023 was $30.18 per share.

(3)Reflects performance-based vesting shares ("performance shares"). With respect to performance shares, 1/3 of each grant is eligible to vest each year in the applicable three-year performance period at between 0% to 200% of each such tranche as determined by the Compensation Committee’s assessment of Company performance against key benchmarks selected by the Compensation Committee.

(4)Assumes target payouts for all performance shares.

(5)Mr. Gruseke was awarded the following restricted stock grants:

Grant Date	Grant Date Per Share Value	Time-Based Shares	Performance Shares	Time-Based Initial Vesting Date
1/4/2021	$18.97	5,371	5,371	1/2/2022
1/13/2022	$34.29	6,167	6,166	2/7/2023
1/25/2023	$30.07	7,772	7,771	2/7/2024

(6)Mr. McNeill was awarded the following restricted stock grants:

Grant Date	Grant Date Per Share Value	Time-Based Shares	Performance Shares	Time-Based Initial Vesting Date
1/4/2021	$18.97	4,348	4,348	1/2/2022
1/13/2022	$34.29	4,530	4,529	2/7/2023
1/25/2023	$30.07	5,593	5,592	2/7/2024

(7)Ms. Chivily was awarded the following restricted stock grants:

Grant Date	Grant Date Per Share Value	Time-Based Shares	Performance Shares	Time-Based Initial Vesting Date
1/4/2021	$18.97	2,916	2,915	1/2/2022
1/13/2022	$34.29	2,056	2,055	2/7/2023
7/1/2022	$31.48	2,500	2,500	2/7/2023
1/25/2023	$30.07	2,295	2,294	2/7/2024

(8)Ms. Waitz was awarded the following restricted stock grants:

Grant Date	Grant Date Per Share Value	Time-Based Shares	Performance Shares	Time-Based Initial Vesting Date
1/4/2021	$18.97	2,916	2,915	1/2/2022
1/13/2022	$34.29	2,056	2,055	2/7/2023
7/1/2022	$31.48	2,500	2,500	2/7/2023
1/25/2023	$30.07	3,060	3,059	2/7/2024
As a result of the termination of Ms. Waitz’s employment on June 3, 2023, she was entitled to vest in a pro-rata portion of the tranche of unvested performance-based shares scheduled to vest in 2024 based on 2023 performance (which are reflected in the table above) and forfeited all unvested time-based shares and the remainder of unvested performance-based shares.
Securities Authorized for Issuance under Equity Compensation Plans

    The following table sets forth information as of December 31, 2023, with respect to compensation plans under which our common stock may be issued:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	—	—	488,658
Equity compensation plans not approved by security holders	—	—	—
Total	—	—	488,658

PAY VERSUS PERFORMANCE

As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid and certain financial performance of the Company. For further information concerning our variable pay-for-performance philosophy and how we align executive compensation with our performance, refer to “EXECUTIVE COMPENSATION – Compensation Discussion and Analysis.”

Year	Summary Compensation Table Total for CEO (1)	Compensation Actually Paid to CEO (2)	Average Summary Compensation Table Total for Non-CEO NEO's (3)	Average Compensation Actually Paid to Non-CEO NEO's (4)	Value of Initial Fixed $100 Investment Based on Total Shareholder Return (5)	Net Income (in thousands) (6)
(a)	(b)	(c)	(d)	(e)	(f)	(g)
2023	$1,462,411	$1,498,073	$1,079,912	$896,778	$166	$36,663
2022	$1,577,559	$1,554,518	$1,156,516	$996,113	$158	$37,429
2021	$1,262,362	$1,678,862	$721,930	$933,909	$171	$26,586

(1) The dollar amounts reported in column (b) are the amounts of total compensation reported for Mr. Gruseke (our Chief Executive Officer) for each corresponding year in the “Total” column of the Summary Compensation Table. Refer to “EXECUTIVE COMPENSATION – Summary Compensation Table.”

(2) The dollar amounts reported in column (c) represent the amount of “compensation actually paid” to Mr. Gruseke, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to Mr. Gruseke during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to Mr. Gruseke’s total compensation for each year to determine the compensation actually paid.

Year	Reported Summary Compensation Table Total for CEO	Reported Value of Equity Awards (A)	Equity Award Adjustments (B)	Compensation Actually Paid to CEO
2023	$1,462,411	$(467,378)	$503,040	$1,498,073
2022	$1,577,559	$(422,899)	$399,858	$1,554,518
2021	$1,262,362	$(243,968)	$660,468	$1,678,862

(A) The grant date fair value of equity awards represents the total of the amounts reported in the “Stock Awards” column in the Summary Compensation Table for the applicable year.

(B) The equity award adjustments for each applicable year include the addition (or subtraction, as applicable) of the following: (i) the year-end fair value of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the year; (ii) the amount of change as of the end of the applicable year (from the end of the prior fiscal year) in fair value of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year;

(iii) for awards that are granted and vest in same applicable year, the fair value as of the vesting date; (iv) for awards granted in prior years that vest in the applicable year, the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair value; (v) for awards granted in prior years that are determined to fail to meet the applicable vesting conditions during the applicable year, a deduction for the amount equal to the fair value at the end of the prior fiscal year; and (vi) the dollar value of any dividends or other earnings paid on stock or option awards in the applicable year prior to the vesting date that are not otherwise reflected in the fair value of such award or included in any other component of total compensation for the applicable year. The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant. The amounts deducted or added in calculating the equity award adjustments are as follows:

Year	Year End Fair Value of Equity Awards Granted in the Year	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	Total Equity Award Adjustments
2023	$469,088	$8,849	$—	$11,605	$—	$13,498	$503,040
2022	$362,960	$(46,239)	$—	$69,580	$—	$13,557	$399,858
2021	$352,767	$203,338	$—	$93,982	$—	$10,381	$660,468
(3) The dollar amounts reported in column (d) represent the average of the amounts reported for our named executive officers (NEOs) as a group (excluding Mr. Gruseke) in the “Total” column of the Summary Compensation Table in each applicable year. The names of each of the NEOs (excluding Mr. Gruseke) included for purposes of calculating the average amounts in each applicable year were Matthew McNeill (CBO), Christine Chivily (CCO), and Laura Waitz (COO) in 2023 and Matthew McNeill (CBO) and Penko Ivanov (CFO) in 2022 and Matthew McNeill (CBO) and Christine Chivily (CRO & CCO) in 2021.

(4) The dollar amounts reported in column (e) represent the average amount of “compensation actually paid” to our NEOs as a group (excluding Mr. Gruseke), as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the NEOs as a group (excluding Mr. Gruseke) during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to average total compensation for the NEOs as a group (excluding Mr. Gruseke) for each year to determine the compensation actually paid, using the same methodology described above in Note 2: Consistent with the requirements of Item 401(v) of Regulation S-K, no adjustment was made for severance paid to Mr. Ivanov in 2022 or to Ms. Waitz in 2023 as reflected in the “All Other Compensation” column of the Summary Compensation Table in the Proxy Statement for the 2023 Annual Meeting and this Proxy Statement, respectively.

Year	Average Reported Summary Compensation Table Total for Non-CEO NEOs	Average Reported Value of Equity Awards	Average Equity Award Adjustments	Average Compensation Actually Paid to Non-CEO NEOs
2023	$1,079,912	$(174,632)	$(8,502)	$896,778
2022	$1,156,516	$(229,314)	$68,911	$996,113
2021	$721,930	$(137,789)	$349,768	$933,909

Year	Average Year End Fair Value of Equity Awards Granted in the Year	Year over Year Average Change in Fair Value of Outstanding and Unvested Equity Awards	Average Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	Year over Year Average Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Average Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	Average Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	Total Average Equity Awards Adjustments
2023	$175,270	$3,745	$—	$4,930	$(198,476)	$6,029	$(8,502)
2022	$133,303	$(15,391)	$—	$4,981	$(60,491)	$6,509	$68,911
2021	$238,533	$85,461	$—	$20,011	$—	$5,763	$349,768
(5) Cumulative Total Shareholder Return (TSR) is calculated by dividing the sum of (i) the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and (ii) the difference between our share price at the end and the beginning of the measurement period by our share price at the beginning of the measurement period.

(6) The dollar amounts reported represent the amount of net income reflected in our audited financial statements for the applicable year.

Analysis of the Information Presented in the Pay versus Performance Table

As described in more detail in the section “EXECUTIVE COMPENSATION – Compensation Discussion and Analysis,” our executive compensation program reflects a variable pay-for-performance philosophy. In accordance with Item 402(v) of Regulation S-K, the Company is providing the following descriptions of the relationships between information presented in the Pay versus Performance Table.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
In addition to the compensation arrangements with directors and executive officers described in “Executive Compensation” above, the following is a description of each transaction since January 1, 2023, and each proposed transaction in which:
•we have been or are a participant;
•the amount involved exceeds or will exceed $120,000; and
•any of our directors, executive officers or beneficial holders of more than five percent of our capital stock, or any immediate family member of or person sharing the household with any of these individuals (other than tenants or employees), had or will have a direct or indirect material interest.
There were/are none.
Ordinary Banking Relationships
Certain of our officers, directors and principal shareholders, as well as their immediate family members and affiliates, are customers of, or have had transactions with, the Bank or us in the ordinary course of business. These transactions include deposits, loans and other financial services related transactions. Related party transactions are made in the ordinary course of business, on substantially the same terms, including interest rates and collateral (where applicable), as those prevailing at the time for comparable transactions with persons not related to us, and do not involve more than normal risk of collectability or present other features unfavorable to us. We expect to continue to enter into transactions in the ordinary course of business on similar terms with our officers, directors and principal shareholders, as well as their immediate family members and affiliates.
There were no loans to related parties, including their immediate families and other associates, as of December 31, 2023.
Policies and Procedures Regarding Related Party Transactions
Transactions by the Company with related parties are subject to a formal written policy, as well as regulatory requirements and restrictions. These requirements and restrictions include Sections 23A and 23B of the Federal Reserve Act and the Federal Reserve Board’s Regulation W (which govern certain transactions by the Bank with its affiliates) and the Federal Reserve Board’s Regulation O (which governs certain loans by the Bank to its executive officers, directors, and principal shareholders). We and the Bank have adopted policies designed to ensure compliance with these regulatory requirements and restrictions.
Our Board of Directors has adopted a written policy governing the approval of related party transactions that complies with all applicable requirements of the SEC and the Nasdaq Stock Market concerning related party transactions. Related party transactions are transactions in which we are a participant and a related party has or will have a direct or indirect material interest. Related parties include our current directors (including nominees for election as directors) and our executive officers, senior vice presidents, beneficial holders of more than 5% of our capital stock and the immediate family members of these persons. All related party transactions in which the aggregate amount involved will or may be expected to exceed $50,000 in any calendar year are reviewed and approved by the Governance and Nominating Committee. In determining whether to approve a related party transaction, the Governance and Nominating Committee will consider, among other factors, the related party’s interest in the transaction, the materiality of the related party transaction to the Company and the related party, whether the transaction with the related party is proposed to be entered into on terms no less favorable to the Company than terms that could have been reached with an unrelated third party, the purpose of, and the potential benefits to the Company of, the related party transaction, the perceived impact on the independence of a director related party and other information regarding the related party transaction or the related party in the context of the proposed transaction that the Governance and Nominating Committee deems relevant. Our Related Party Transactions Policy is available on our website. During 2023, the Governance and Nominating Committee of the Board of Directors considered that the law firm of which Mr. Porto is associated with performed de minimis legal services for the Bank in 2022 and 2023, for which it was paid approximately $4,500 in 2023 (which included approximately $1,800 for services rendered in 2023). Mr. Porto did not participate in the discussion regarding his independence. From December 2023 to March 2024, Leitão Law LLC, the law firm of Director nominee, Kevin D. Leitão, provided legal services to the Company related to innovation projects for which the firm was paid $48,248. Mr. Leitão’s firm is no longer providing legal services to the Company and if he is elected as a director, the Company does not intend to engage him or Leitão Law LLC to provide services in the future.
PROPOSAL 2
ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION
As part of our commitment to corporate governance best practices, and as required by Section 14A(a)(1) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Company’s Board of Directors is providing shareholders with the opportunity to cast an advisory vote on its executive compensation program at the Annual Meeting through the following resolution:
“RESOLVED, that the shareholders approve the Company’s executive compensation, as described in “EXECUTIVE COMPENSATION” and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this Proxy Statement.”
We believe that our compensation policies and procedures, which are described more fully in the “EXECUTIVE COMPENSATION” section of this Proxy Statement and in the tables and narrative therein, are strongly aligned with the long-term interests of shareholders. The Company’s executive compensation philosophy is designed to be attractive, market-based, tied to performance and aligned with shareholders’ interests. We believe the Bank’s long-term strategic objectives will be enhanced by this strategy. Our compensation programs are designed to consider competitive market data, specific role functions that may be unique to our structure, internal equity and the performance of both the individual and the Company. We believe this approach will help us attract, retain and reward the best employees, fulfill the Company’s growth objectives and promote shareholder value.
This vote will not be binding on or overrule any decisions by the Company’s Board of Directors or Compensation Committee, will not create or imply any additional fiduciary duty on the part of the Board of Directors or the Compensation Committee, and will not restrict or limit the ability of our shareholders to make proposals in the future for inclusion in proxy materials related to executive compensation. The Company’s Compensation Committee and Board of Directors will, however, take into account the outcome of the vote when considering future executive compensation arrangements.
Recommendation
The Board of Directors recommends that the shareholders vote “FOR” approval of the Company’s executive compensation, as described in the Section titled “EXECUTIVE COMPENSATION” and the tabular disclosure regarding named executive officer compensation (together with accompanying narrative disclosure) in this Proxy Statement.

AUDIT COMMITTEE REPORT

The Audit Committee meets periodically to consider the adequacy of the Company’s financial controls and the objectivity of its financial reporting. The Audit Committee meets with the Company’s independent auditors and the Company’s internal auditors, all of whom have unrestricted access to the Audit Committee.

In connection with this year’s financial statements, the Audit Committee has reviewed and discussed the Company’s audited financial statements with the Company’s officers and RSM US LLP, our independent auditors. We have discussed with RSM US LLP, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (United States) (PCAOB) and the SEC. We also have received the written disclosures and the letter from RSM US LLP required by applicable requirements of the PCAOB regarding the independent accountant's communications with the Audit Committee concerning independence, and have discussed with representatives of RSM US LLP their independence.

Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023.
Audit Committee
Darryl M. Demos (Chair)

Gail E.D. Brathwaite	Lawrence B. Seidman

PROPOSAL 3
RATIFY THE SELECTION OF INDEPENDENT AUDITORS
The Audit Committee has appointed the firm of RSM US LLP to act as our independent registered public accounting firm and to audit our consolidated financial statements for the fiscal year ending December 31, 2024. This appointment will continue at the pleasure of the Audit Committee and is presented to the shareholders for ratification as a matter of good governance. In the event that this appointment is not ratified by our shareholders, the Audit Committee will consider that fact when it selects independent auditors for the following fiscal year.
One or more representatives of RSM US LLP will be present at the Annual Meeting. These representatives will be provided an opportunity to make a statement at the Annual Meeting if they desire to do so and will be available to respond to appropriate questions from shareholders.
The Audit Committee approves, in advance, all services provided by RSM US LLP.
Principal Accounting Firm Fees
Aggregate fees billed to the Company for the fiscal years ended December 31, 2023 and 2022 by the Company’s principal accounting firm are shown in the following table.

	Fiscal Year Ended December 31,
	2023	2022
Audit Fees(1)	$484,410	$457,869
Tax Fees(2)	73,624	60,885
All Other Fees(3)	42,708	238,249
Total Fees	$600,742	$757,003
(1)    Includes fees for the financial statement audits and quarterly reviews.
(2)    Consists of tax return preparation and tax-related compliance services.
(3)    Consists of benefit plan audit services and consultation services.
Recommendation
The Board of Directors recommends that the shareholders vote “FOR” the ratification of the selection of RSM US LLP as the Company’s independent registered public accountants.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS
    Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements, annual reports and notices of internet availability of proxy materials. This means that only one copy of such materials may have been sent to multiple shareholders in your household. We will promptly deliver a separate copy of any such document to you if you write or call us at the following address or telephone number: attention: Courtney E. Sacchetti, 258 Elm Street, New Canaan, CT 06840 or via telephone at (203) 652-0166. If you want to receive separate copies of the annual report, proxy statement and notice of internet availability of proxy materials in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and telephone number.
SHAREHOLDER PROPOSALS
Proposals of shareholders to be included in the Company’s 2024 proxy material must be received by the Secretary of the Company no later than December 24, 2024 if the 2025 Annual Meeting is, as expected, held within 30 days of May 31, 2025.
For business to be properly brought before an annual meeting by a shareholder, including nominations of persons for election to the Board of Directors, a shareholder must give timely notice thereof in writing to the Secretary of the Company, 258 Elm Street, New Canaan, Connecticut 06840. To be timely, a shareholder's notice must be delivered to or mailed and received at the principal executive offices of the Company not less than twenty (20) days nor more than one hundred thirty (130) days prior to the meeting. As to each matter a shareholder proposes to bring before the Annual Meeting, including proposed nominations to the Board of Directors, a shareholder's notice to the Secretary must set forth the information required by the Company’s Amended and Restated Bylaws, a copy of which may be obtained without charge by sending a request to the Secretary of the Company.
OTHER MATTERS
The Board of Directors is not aware of any matters proposed to be brought before the meeting other than the matters described herein. If any other matters are properly brought before the meeting, it is the intention of the persons authorized to vote the proxies to do so in accordance with their judgment in the best interests of the Company with respect to such matters.

By Order of the Board of Directors

Blake S. Drexler Chairman of the Board
April 16, 2024

Bankwell FINANCIAL GROUP

VOTE

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2024 Annual Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1. Election of Directors:

	For	Withhold		For	Withhold		For	Withhold
01 - Eric J. Dale	☐	☐	02 - Jeffrey R. Dunne	☐	☐	03 - Darryl M. Demos	☐	☐
04 - Blake S. Drexler	☐	☐	05 - Christopher R. Gruseke	☐	☐	06 - Anahaita N. Kotval	☐	☐
07 - Todd H. Lampert	☐	☐	08 - Kevin D. Leitão	☐	☐	09 - Carl M. Porto	☐	☐
10 - Lawrence B. Seidman	☐	☐						

B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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1 U P X

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Bankwell Financial Group, Inc.

Notice of 2024 Annual Meeting of Shareholders

Proxy Solicited by Board of Directors for Annual Meeting — May 29, 2024

The shareholder of record hereby appoints Carl M. Porto and Todd H. Lampert, and either of them, with full power of substitution, as Proxies for the shareholder, to attend the Annual Meeting of the Shareholders of Bankwell Financial Group, Inc. (the "Company"), to be held at the Woodway Country Club, 540 Hoyt Street, Darien, Connecticut 06820 on Wednesday, May 29, 2024 at 8:00 a.m., local time, and any adjournments thereof, and to vote all shares of the common stock of the Company that the shareholder is entitled to vote upon each of the matters referred to in this Proxy and, at their discretion, upon such other matters as may properly come before this meeting. This Proxy, when properly executed, will be voted in the manner directed herein by the shareholder of record. If no direction is made, this Proxy will be voted FOR all the nominees in Proposal 1 and FOR Proposals 2 and 3. The Board of Directors is not aware of any such other business.

This Proxy, when properly executed, will be voted in the manner directed herein by the shareholder of record. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL THE NOMINEES IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3. If no direction is made, this Proxy will be voted FOR all the nominees in Proposal 1 and FOR Proposals 2 and 3.

PLEASE PROVIDE YOUR INSTRUCTIONS TO VOTE BY TELEPHONE OR THE INTERNET OR COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

C Non-Voting Items

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Comments — Please print your comments below.

Meeting Attendance
Mark box to the right if you plan to attend the Annual Meeting. ☐